As filed with the Securities and Exchange Commission on April , 1997.
                                                       Registration No. 33-99108


--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM SB-2

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                                 STRATASYS, INC.
                 (Name of Small Business Issuer in its Charter)


       Delaware                       7372                        363658792
----------------------       -------------------------       ---------------------
(State or Jurisdiction           (Primary Standard              (I.R.S. Employer
 of Incorporation or                 Industrial                    Identification
  Organization)                    Classification                     Number)
                                    Code Number)


                               14950 Martin Drive
                       Eden Prairie, Minnesota 55344-2020
                                 (612) 937-3000
        (Address and Telephone Number of Registrant's Principal Executive
                    Offices and Principal Place of Business)

                                 S. SCOTT CRUMP
                                    PRESIDENT
                                 STRATASYS, INC.
                               14950 Martin Drive
                       Eden Prairie, Minnesota 55344-2020
                                 (612) 937-3000
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                               Tel: (212) 687-3860
                               Fax: (212) 949-7052

     Approximate Date of Proposed Sale to Public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /____/

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
         Section 8(a), may determine.

                                   PROSPECTUS

                                 STRATASYS, INC.


                         250,897 Shares of Common Stock



       This Prospectus pertains to up to 250,897 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Stratasys, Inc., a Delaware corporation (the "Company"), that may be sold by the Selling Securityholders named herein (the "Selling Securityholders"). The Shares include
(i) 60,420 currently outstanding shares of Common Stock held by certain of the Selling Securityholders, and (ii) up to 190,477 authorized but unissued shares of Common Stock which may be acquired by the Selling Securityholders upon the exercise of warrants and options. See "PRINCIPAL AND SELLING SECURITYHOLDERS."



       Of the Shares offered hereby, (a) 28,743 Shares are issuable or have been issued upon the exercise of warrants issued in November and December 1993 to R.J. Steichen & Co., Inc. ("Steichen"), as placement agent in connection with the Company's issuance of an aggregate $600,000 in principal amount of promissory notes (the "Bridge Notes"); (b) 4,312 Shares are issuable or have been issued upon the exercise of warrants issued in November and December 1993 to purchasers of the Bridge Notes; (c) 29,445 Shares are issuable upon the exercise of options to purchase 29,445 shares of Common Stock granted in July 1995 to Salvani Investments, Inc., as compensation for investment consulting services; and (d) 188,397 Shares are issuable or have been issued upon the exercise of warrants issued, to (i) accredited investors in August 1995 pursuant to a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and (ii) to accredited investors and non-United States investors in November 1995 pursuant to a private placement exempt from the registration requirements of the Securities Act. See "PRINCIPAL AND SELLING SECURITYHOLDERS." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders, but the Company will receive the proceeds from any exercise of the options and warrants. The registration of the Shares offered hereby is being effected pursuant to registration rights granted by the Company to the Selling Securityholders and, in accordance with the terms of such rights, the Company will bear the expenses of such registration, except that the Selling Securityholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their Shares and their respective legal expenses.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is April 30, 1997.

       Commencing on the effective date of this Prospectus, the Shares may be sold, from time to time, by the Selling Securityholders directly to purchasers or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders or purchasers of the Shares. Sales of the Shares may be made on The Pacific Stock Exchange Incorporated (the "PSE"), on the Nasdaq National Market ("NASDAQ"), in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

       Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters under Section 2(11) of the Securities Act, and any commissions or discounts received by them on the resale of such Shares may be deemed to be underwriting compensation under the Securities Act. The sale of the Shares by the Selling Securityholders, including sales effected by Brookehill Equities, Inc. on behalf of certain Selling Securityholders, is subject to the prospectus delivery and other requirements of the Securities Act. See "PLAN OF DISTRIBUTION."


       THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              AVAILABLE INFORMATION

       The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York,

New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section , 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. In addition, copies of such reports and other information concerning the Company may be inspected and copied at the PSE, 301 Pine Street, San Francisco, California 94104.

       The Company has filed with the Commission a Post-Effective Amendment to a Registration Statement on Form SB-2, including all amendments thereto (the "Registration Statement"), under the Securities Act with respect to the securities offered hereby via the Electronic Data Gathering and Retrieval System ("EDGAR"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto or incorporated therein by reference. The Registration Statement, including such exhibits, may be inspected without charge at the public reference facilities maintained by the Commission and at the SEC's regional offices at the addresses stated above. Copies of these documents may be obtained, at prescribed rates, by writing to the Commission's Public Reference Section at its office set forth above.

       The Company furnishes its stockholders with annual reports which contain financial statements audited by its independent certified public accounts and such other interim reports containing unaudited financial information as it deems appropriate.

       The Company will provide, without charge to each person who receives this Prospectus, upon written request, a copy of any information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed to the following address:

                                 STRATASYS, INC.
                               14950 Martin Drive
                       Eden Prairie, Minnesota 55344-2020
                         Attention: Director of Finance

                               PROSPECTUS SUMMARY

       The following summary of information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                   THE COMPANY


       The Company is in the three dimensional ("3D") imaging business, which is referred to as "rapid prototyping." The Company develops, manufactures and markets a family of rapid prototyping devices that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials directly from a computer aided design ("CAD") workstation. In many industries, the models and prototypes required in product development are produced laboriously by hand-sculpting or machining, a traditional process that can take days or weeks. The Company's computerized modeling systems use its proprietary technology to make models and prototypes more directly from a designer's three-dimensional CAD in a matter of hours.



       The Company believes that its patented fused deposition modeling ("FDM(R)") technology and new Genisys(R) technology are the only rapid prototyping systems commercially available that can produce parts from plastic without relying on lasers. This affords the Company a number of significant advantages over other commercially available three-dimensional rapid prototyping technologies, which primarily rely on lasers to create models. Such benefits include the ability to use the device in an office environment due to the absence of hazardous emissions, the need for relatively little set up of the system for a particular project, the availability of a variety of modeling materials and the lack of any need for costly replacement lasers and laser parts. The systems can also run virtually unattended, producing models while designers perform other tasks.



       The Company has been developing and improving its line of rapid prototyping products since its inception in 1989. Since that time, the Company has developed and sold the 3D Modeler, which was the Company's initial product, a smaller benchtop version of the 3D Modeler called the FDM(R) 1500 Benchtop, introduced in June 1993, an improved benchtop modeler called the FDM(R) 1600 Benchtop, introduced in November 1994, the Company's ProtoSlice operating software package, and in some cases, a CAD workstation manufactured by SGI. Although the Company has discontinued sales of the 3D Modeler, the FDM(R) 1500 Benchtop, SGI workstations and, in early 1996, the FDM(R) 1600 Benchtop system, it continues to support and provide modeling materials for these systems. In addition, the Company no longer sells ProtoSlice, although some of its current customers continue to use ProtoSlice.



       In March 1996, the Company introduced three new rapid prototyping machines for commercial sale. Genisys(R) is a 3D desktop printer which uses rapid prototyping technology developed by International Business Machines Corporation ("IBM") that the Company purchased in 1995. It is useful for the production of conceptual models employed in the early stages of the design cycle, as it enables a designer to produce concept iterations at his desk directly from a workstation in a simple push-button fashion. The FDM(R) 1650 Benchtop can produce functional prototypes at three times the speed of its predecessor, the FDM(R) 1600 Benchtop, and can accommodate a variety of engineering modeling materials. The third new product, the FDM(R) 8000, is a rapid prototyping device, which incorporates Quickslice(R) software and the filament extrusion method of the Company's FDM(R) products. It is capable of building prototypes up to 24 inches in size with through-put comparable to the recently announced FDM(R) 2000. The FDM(R) 8000 builds prototype parts using AGS plastics. Distribution of the FDM(R) 1650 Benchtop and the Genisys(R) machine began in March and June 1996, respectively, while shipment of the FDM(R) 8000 is expected to begin in the second quarter of 1997.



        The Company announced the FDM(R) 2000 in March 1997. It is an enhanced version of the FDM(R) 1650, but features a 30% to 40% throughput improvement over the FDM(R) 1650. Upgraded hardware and software accounts for the improved performance features. The Company began shipping the FDM(R) 2000 in the first quarter of 1997.



       The process involved in the development of a three-dimensional model using the Company's Benchtop systems begins with the creation of a conceptual geometric model on a CAD workstation. The model is then imported into the QuickSlice(R) software program, which mathematically slices the conceptual model into horizontal layers that are downloaded into the system. These rapid prototyping machines basically draw cross-sections of the model one layer at a time to create a three-dimensional "blueprint." A spool of thin thermoplastic modeling material feeds into a moving FDM(R) extruding head, which heats the material to a semi-liquid state. This semi-liquid material is then extruded and deposited in ultra-thin flat layers on a base (the "X-Y Stage") in the modeling chamber. As the material is directed into place by the computer-controlled head, layer upon layer, the material solidifies, creating a precise and strong laminated model.



       The Genisys(R) modeling process is similar. Genisys(R) uses AutoGen(R) software to slice the conceptual model created on a CAD workstation into horizontal layers that are downloaded into Genisys(R). Genisys(R) then uses wafers of polyester modeling material, rather than spools of filament, to feed the extrusion head. The extrusion head heats these wafers and, using a precision hydraulic conical pump, deposits a continuous layer of plastic polymer beads (much like squeezing toothpaste from a tube) onto the X-Y Stage to create a three-dimensional model by building up layers. In comparison to the FDM(R) Benchtop systems, due to its size, Genisys(R) allows the prototype to be created on a desktop, directly from a workstation, like a 3D printer.



       Currently, the Company has five modeling materials commercially available for model generation using its FDM(R) technology: a tough polyamide plastic polymer that is similar to nylon, an investment casting wax, the hard polymer material ABS (named for its three initial monomers, acrylonitrile, butadine, and styrene), which is used commercially to make products such as telephones, and a medical grade ABS (MABS), for medical applications, and a release material. Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application of the prototype, whether it is a pattern for tooling or a concept model.



        Genisys(R) uses only one type of modeling material, a plastic polymer, which is manufactured in the form of wafers. A total of 50 wafers are held in a cassette, which allows the wafers to be fed into the machine and rapidly extruded in layers.


       The Company has positioned its products to be used as devices that support CAD systems in a variety of manufacturing industries, including automotive, aerospace, consumer products, electronics and medical applications. They are also used in universities. Additional future applications may arise in conceptual design, casting, precision prototypes, consumer packaging, architectural design, rapid manufacturing of small-volume custom parts and fit, form and function testing, secondary tooling, and mold-making. NASA is currently using the FDM(R)1600 Benchtop system and plans to build spare parts in space, thereby reducing the inventory of parts in a space flight payload.

       The Company was incorporated in Delaware on August 8, 1989. The Company's executive offices are located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020; Telephone number (612) 937-3000; facsimile number (612) 937-0070.

                                  THE OFFERING


Shares of Common Stock Offered ..........................   250,897 (1)

Shares of Common Stock Outstanding:
       before the Offering ..............................  5,670,698(2)
       after the Offering................................  5,921,595(3)


       The Shares may be offered to the public from time to time by the Selling Securityholders directly or through underwriters, dealers or agents in market transactions or through privately negotiated transactions.


(1) Includes (i) an aggregate of 60,420 shares of Common Stock currently outstanding and (ii) 190,477 shares of Common Stock that may be acquired by Selling Securityholders upon the exercise of options and warrants and subsequently resold pursuant to the registration statement of which this Prospectus is a part. See "PRINCIPAL AND SELLING SECURITYHOLDERS" and "CERTAIN TRANSACTIONS."

(2)    As of  April 21, 1997.

(3) Assumes the exercise of all options and warrants covered by this Prospectus.

Use of Proceeds:         The Company will not receive any proceeds from the sale of the Shares by the
                         Selling Securityholders, but the Company will receive proceeds from the exercise of any options and warrants. Although there
                         can be no assurance that any options or warrants will
                         be exercised, the Company would receive gross proceeds
                         of approximately $3,084,775 if all options and warrants
                         covered by this Prospectus were exercised.

Risk Factors:            The shares of Common Stock offered hereby are highly speculative and involve a high degree of risk.  In addition to the other information in this Prospectus, prospective purchasers of Common Stock should consider carefully such risks, including, but not limited to, losses from operations, competition, dependence on current management, rapid and unpredictable technological change and lack of dividends.  See "RISK FACTORS."

Nasdaq National
Market Symbol:           SSYS

Pacific Stock
Exchange Symbol:         SAS



Summary Financial Information

       The following summary financial information has been derived from, and should be read in conjunction with, the Company's financial statements and related notes and management's discussion and analysis included elsewhere in this Prospectus. See "Financial Statements."

Statement of Operations Data:


                                                               Year ended December 31,
                                                   1996               1995               1994
                                                   ----               ----               ----

Sales                                           $22,919,818      $10,275,186       $3,790,828
Cost of Sales                                     7,888,516        3,906,841        1,612,121
Gross Profit                                     15,031,302        6,368,345        2,178,707
Expenses                                         12,859,558        6,227,267        3,279,403
Income (Loss) from Operations                     2,171,744          141,078       (1,100,696)
Net Income (Loss)                                 3,503,024          371,024       (1,133,769)
Net Income (Loss) Per Share                            0.62             0.09            (0.69)

BALANCE SHEET DATA:


Total Assets                                    $31,462,719      $19,895,268       $6,808,030
Total Liabilities                                 4,891,014        2,373,056          984,922
Working Capital                                  20,192,107       12,640,320        5,091,295
Stockholders' Equity                             26,405,728       17,522,212         5,823,908



                                  RISK FACTORS

       THE SHARES OF COMMON STOCK OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, THE FOLLOWING RISKS SHOULD BE CONSIDERED CAREFULLY BY EACH PROSPECTIVE PURCHASER BEFORE MAKING AN INVESTMENT IN THE COMPANY.


       LIMITED OPERATING HISTORY. The Company was incorporated in August 1989 and completed its initial public offering ("IPO") in October 1994. Since its incorporation, the Company has developed and sold the 3D Modeler, its initial product introduced in April 1992, a smaller benchtop version of the 3D-Modeler called the FDM(R) 1500 Benchtop, introduced in June 1993, an improved benchtop modeler called the FDM(R) 1600 Benchtop, introduced in November 1994, three new products, the Genisys(R), the FDM(R) 1650 Benchtop and the FDM(R) 8000, introduced in March 1996, and the FDM(R)2000, introduced in 1997. The Company faces the risks and problems associated with businesses in their early stages and has a limited operating history upon which an evaluation of its prospects can be made. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a business in a new industry characterized by a number of market entrants and intense competition and in the shift from the development to commercialization of new products based on innovative technologies. See "BUSINESS -- Current Applications of Rapid Prototyping" and "-- Competition."



       LACK OF AND LIMITED PROFITABILITY. Although the Company had operating profits of $2,171,744 and $141,078 for its fiscal years ended December 31, 1996 and December 31, 1995, it incurred net losses of $1,133,769 and $1,047,106, for the fiscal years ended December 31, 1994 and 1993, respectively. The ability of the Company to generate revenues and to remain profitable depends on many factors, including future growth of its business, the ability of the Company to secure new customers and develop and sell new products, the ability of management to control costs and successfully implement the Company's business strategy and the ability of the Company to manufacture and deliver products in a timely manner. There can be no assurance that the Company will be successful in generating future revenues or in remaining profitable. In addition, the Company will continue to have a high level of operating expenses and to expend substantial amounts on research and development. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "FINANCIAL STATEMENTS."

       In the future, the Company's operating results and profitability may depend on and fluctuate as a result of a number of factors including the degree of acceptance of its new technology and products by potential customers, increased competition, difficulties or delays in new product introduction or development, operating costs, economic conditions and the timing of orders from, and shipments to, major customers. The Company's operating results may vary in part due to the introduction of new products and enhancements and continuing research and development expenditures. Operating results may be adversely affected if revenues do not meet the Company's expectations in any given quarter.


       UNCERTAIN MARKET FOR COMPANY PRODUCTS. While the Company believes that its current systems are and its future systems will be highly effective at developing high resolution, three-dimensional prototypes and models, the Company's FDM(R) rapid prototyping technology was first introduced in 1992, and its Genisys(R) System was first introduced in early 1996. Therefore, the Company has had only a limited period to determine market acceptance of its products. See "RISK FACTORS--Limited Operating History." In addition, having begun in approximately 1990, the rapid prototyping industry is in the early stages of development. Successful development of a significant market for rapid prototyping equipment by the Company and market penetration of such a market will require education, training, and broad acceptance of the Company's current and future products by manufacturing engineers and designers. There can be no assurance that a significant market for the Company's products can be developed or sustained. See "BUSINESS--Marketing, Distribution and Customers" and "--Competition."


       DEPENDENCE ON A SINGLE LINE OF BUSINESS. Although the Company markets products that can be used in all stages of the design cycle, its line of products consists of closely interdependent products (modeling devices, software, and modeling filament or wafers) in a single field (rapid prototyping) based on proprietary and patented FDM(R) or Genisys(R) technology. For the foreseeable future, the Company plans to continue to pursue this business strategy. The inability of the Company's products to be widely accepted in the rapid prototyping field could lead to reduced sales and increased expenditures on research and development for new applications in other fields. There can be no assurance that such efforts to diversify the Company's products into other fields would be successful. As a consequence, the prospects of the Company and the future value of an investment in the Common Stock will be dependent on the success of its products in the rapid prototyping field.
See "BUSINESS -- Products" and "-- Potential Future Applications."


       ADDITIONAL WORKING CAPITAL REQUIREMENTS. From the date of its formation through December 31, 1996, the Company incurred net losses of approximately $1,044,000. Even though the Company earned a profit for the years ended December 31, 1996, and December 31, 1995 and as of December 31, 1996 had cash reserves of approximately $10,500,000, there can be no assurance that the Company will remain profitable or that it will not once again incur losses. If the Company does incur losses, it may need additional debt or equity financing to fund its operations or it may have to apply existing cash reserves to operations and defer its current marketing and research and development efforts. Any such deferral may have an adverse effect on the Company. There can be no assurance that the Company will be able to obtain additional financing, if needed, or on terms favorable to the Company, if available. See "MANAGEMENT'S DISCUSSION AND ANALYSIS."


       DEPENDENCE ON PROPRIETARY TECHNOLOGY. Proprietary technology is important to the Company in the development and manufacturing of its products. The Company seeks to protect its technology through a combination of patents, copyrights, trade secrets, proprietary know-how and confidentiality agreements. In June 1992, the Company's President, Scott Crump, was issued a patent, which was subsequently assigned to the Company, covering 44 claims on its products, various aspects of FDM(R) technology and the associated modeling process. On August 24, 1994, Mr. Crump was issued a second patent covering additional aspects of the FDM(R) technology, that he also assigned to the Company. In connection with the purchase of assets from IBM in January 1995, the Company acquired three patents and seven patent applications by IBM relating to the Company's Genisys(R) technology. There can be no assurance that these patents will not be circumvented or invalidated, that additional patents will be granted, that proprietary information will be maintained or that the Company will be able to maintain a meaningful technological advantage. The Company could incur substantial costs in seeking enforcement of its patent rights against infringement or the unauthorized use of its proprietary technology by others or in defending itself against similar claims of others. Insofar as the Company relies on trade secrets and proprietary know-how to maintain its competitive position, there can be no assurance that others may not independently develop similar or superior technologies or gain access to the Company's secrets or know-how. Prior to the Company's incorporation, a patent infringement study was conducted in 1988 to determine whether any other parties infringed or claimed rights to its technology. No such infringement or claims were found, and no further study has been conducted since 1988. There can be no assurance, however, that such claims of infringement will not be asserted. Defending against such claims could have the effect of depleting the Company's resources, and the Company's inability to defend successfully against any such claim could impair the Company's ability to manufacture its products. See "BUSINESS-- Intellectual Property."


       NEED FOR PRODUCT ENHANCEMENT AND DEVELOPMENT. Although the market for rapid prototyping equipment has emerged only recently, the industry has made quick advances in technology. Accordingly, the Company's ability to compete in this market may depend, in large part, on its success in enhancing its existing product lines and in developing new products. In addition, the Company cannot determine how long a product will be on the market, and it may develop new technologies for products that could render its current products obsolete or that could be sold at lower prices. Thus far, production of the Company's first three products, the 3D Modeler, the FDM(R) 1500 Benchtop and the FDM(R) 1600 Benchtop, has been discontinued, and those products have been replaced by the FDM(R) 1650 Benchtop. In addition, the Company developed and has begun marketing the FDM(R) 2000, the FDM(R) 8000 and Genisys(R), which uses a different technology. Even though the introduction of each subsequent FDM(R) product to date has been accompanied by an increase in revenue, the introduction of these new, cost-effective products and any future cost-effective products could cause the Company's net income from sales to decline, notwithstanding an increase in sales volume. There can be no assurance that the Company will succeed in its efforts to develop additional new products or that any of its products will not be rendered obsolete or uneconomical by technological advances made by others or by the Company itself. See "BUSINESS--Products," "--Research and Development," and "--Competition."


       COMPETITION. The Company believes that there are currently no companies engaged in the commercial production of products using the FDM(R) process. However, various companies currently offer, or are developing, rapid prototyping devices that use alternative technologies. Some of these companies have significantly greater financial, product development, manufacturing and marketing resources than the Company. Rapid prototyping is an emerging field, and the market for rapid prototyping devices cannot now be determined with any degree of precision. In addition, traditional methods of producing models and prototypes, such as machining and hand-sculpting, continue to be widely used. No assurance can be given that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance. See "BUSINESS -- Competition."


       DEPENDENCE ON KEY PERSONNEL. The development of new products and advancements of existing products are dependent to a significant extent on the abilities and efforts of the Company's President, Scott Crump, and a small number of other persons. The loss of any of these persons could adversely affect the timing or success of such development. On October 20, 1994, Scott Crump signed a three-year employment contract with the Company. Mr. Crump is covered by key-man insurance in the amount of $1,200,000, and the Company is the beneficiary of the policy. No other employee has entered into a written employment agreement with the Company. The success of the Company will also depend on, among other factors, the successful recruitment and retention of key personnel.

       NO DIVIDENDS ANTICIPATED. No cash dividends have been paid on shares of the Company's Common Stock since its inception, and none are contemplated in the foreseeable future. The Company intends to retain any earnings to fund its planned research, development, operations and marketing.

       NO ASSURANCE OF ACTIVE OR CONTINUED PUBLIC MARKET. Although a public trading market for the Common Stock currently exists, there can be no assurance that such trading market will provide significant liquidity with regard to the Common Stock or that such market will be sustained.

       USE OF DISTINCTIVE MATERIALS AND INGREDIENTS; INVENTORY OBSOLESCENCE. The Company is dependent on the ability to purchase distinctive materials and ingredients for its rapid prototyping technology, particularly for the filaments and wafers used by the Company's systems. Certain Company vendors are chosen based upon the unique properties of the material that they supply and upon their ability to demonstrate through extensive testing and reformulations that such materials are the most suitable to both the Company's manufacturing processes as well as to FDM(R) compatibility. Other vendors supply off-the-shelf components that are specifically compounded according to Company specifications, such compounds being Company trade secrets. Although the Company historically has been able to purchase these materials from a number of vendors at prices favorable to the Company, there can be no assurance that the Company will be able to do so in the future. Furthermore, the loss of a vendor for vendor-specific formulations would require retesting and recertification of any new vendor. A shortage of these materials, the inability to obtain them from the Company's usual vendors or the need to purchase them at higher prices could have an adverse effect on the Company's operations and delay product deliveries. See "BUSINESS--Manufacturing."

       The Company maintains an inventory of components for its equipment in order to provide replacement parts. Although the Company believes that it will realize its investment in inventory and to date has not had any material loss of inventory as a result of obsolescence, no assurance can be given that demand for replacement parts will continue or that the component inventory will not become obsolete and, therefore, be of little or no value.


       CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. Presently, Scott Crump, Lisa Crump and Ralph Crump and the current officers and directors of the Company and their affiliates (collectively, the "Affiliates") beneficially own approximately 20.21% of the Company's issued and outstanding Common Stock. Consequently, the Affiliates will have the ability to influence the election of all the Company's directors and to direct the affairs of the Company.


       ADVERSE EFFECT OF PUBLIC SALES OF ADDITIONAL SHARES. As of April 21, 1997, 2,726,533 shares of Common Stock have been sold to the public by the Company pursuant to registration statements filed with the Securities and Exchange Commission, and an additional 900,836 shares of Common Stock have been or may be sold publicly by unaffiliated stockholders under Rule 144 promulgated under the Securities Act. An additional 250,897 shares of Common Stock may be sold publicly pursuant to the registration statement of which this Prospectus is a part. In addition, a maximum of 800,000 shares of Common Stock are covered by the Company's registration statement on Form S-8 (the "S-8 Registration Statement"). Options to purchase all 800,000 shares covered by the S-8 Registration Statement have been granted and an increase in the number of shares that may be issued under the Company's 1994-2 Stock Plan from 500,000 to 1,000,000 has been approved. The Company intends to file a Registration Statement on Form S-8 to register the sale of those 500,000 additional shares. As of April 21, 1997, options to purchase an aggregate of 377,816 shares of Common Stock have been exercised and sold under the S-8 Registration Statement to holders of options and have been or may be resold without restriction. Options to purchase an additional 807,472 shares of Common Stock have been granted and become exercisable at various times through 2002 and may subsequently be resold without restriction.


       In addition to the options and warrants described above, the Company has issued warrants to purchase 82,355 shares of Common Stock that are presently exercisable, 25,000 of which may be exercised until October 31, 1998, 39,533 of which may be exercised until November 3, 2000, 5,000 of which may be exercised until November 11, 2000, and 13,000 of which may be exercised until January 18, 2001. The warrants to purchase 64,355 shares have one demand and certain piggyback registration rights. The warrants to purchase an aggregate of 18,000 shares have piggyback registration rights.


       There are also 1,665,513 shares of Common Stock issued and outstanding that may be sold pursuant to Rule 144 under the Securities Act by officers and directors of the Company and one holder of more than 5% of the Company's issued and outstanding Common Stock. The holder of 500,000 of the shares that may presently be sold under Rule 144 also has presently exercisable piggyback registration rights and two demand registration rights exercisable after January 1, 1998.


       If all of the above-described shares of restricted stock and stock issuable upon the exercise of presently outstanding warrants and options are sold to the public, the number of shares that have been or may be sold publicly will increase from approximately 5,005,185 shares to approximately 6,795,023 shares, or approximately 59% within the next five years. The issuance of such additional shares may adversely affect prevailing market prices for the Common Stock and may dilute the interests of existing stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, because the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such options and warrants. See "SHARES ELIGIBLE FOR FUTURE SALE" and "CERTAIN TRANSACTIONS."


       FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                 USE OF PROCEEDS


       The Shares are being offered for sale solely by the Selling Securityholders pursuant to certain demand and piggyback registration rights granted to them by the Company. Accordingly, the Company will not receive any proceeds from the sale of the Shares. The Company will, however, receive aggregate proceeds of $3,084,775 if all warrants and options covering Shares included in this Prospectus are exercised. The Company presently expects to use the proceeds of such sales for working capital and other general corporate purposes.

                                 DIVIDEND POLICY

       To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition and other relevant factors. The Board of Directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations.

                                 CAPITALIZATION


       The following table sets forth the capitalization of the Company at December 1996 and as adjusted to give effect to the sale of 153,389 shares of Common Stock sold from January 1, 1997 through April 21, 1997, pursuant to the exercise of employee stock options and warrants to purchase Common Stock. This table should be read in conjunction with the Company's Financial Statements and the related notes thereto included elsewhere in this Prospectus.


                                                                                                    December 31, 1996
                                                                                        --------------------------------------
                                                                                           Actual                  As Adjusted
                                                                                        ------------               -----------
Obligations under capitalized leases, less current portion                              $    186,415               $   186,415

Stockholders' Equity
   Common Stock, $.01 par value, 15,000,000 shares
         authorized,  5,517,309 shares issued and outstanding
         (actual) and  5,670,698 shares issued and outstanding
         (as adjusted)                                                                        55,173                    56,707
                                                                                        ------------               -----------
   Capital in excess of par value                                                         27,394,902                28,276,972
                                                                                        ------------               -----------
   Accumulated deficit                                                                    (1,044,347)               (1,044,347)
                                                                                        ------------               -----------
Total Stockholders' Equity                                                                26,405,728                27,289,332
                                                                                        ============               ===========
Total Capitalization                                                                      26,592,143                27,475,747
                                                                                        ============               ===========



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       The Company's Common Stock has traded on the PSE under the symbol SAS and on NASDAQ under the symbol SSYS since October 20, 1994. Prior thereto, there was no public market for the Company's Common Stock.


       The following table sets forth the approximate high and low NASDAQ bid quotations and high and low PSE sale prices for the Common Stock for each quarter from January 1, 1995, through December 31, 1996.

                                                                       Bid Prices                       Sale Prices
                                                                       ----------                       -----------
                                                                         NASDAQ                             PSE
                                                                       ----------                       -----------
 Fiscal 1995
             January 1, 1995 - March 31, 1995                      $  7.00     $  5.25               $  6.75     $ 5.875
             April 1, 1995 - June 30, 1995                         $ 15.75     $ 6.625               $ 13.00     $  3.00
             July 1, 1995 - September 30, 1995                     $17.875     $12.375               $ 15.00     $  6.00
             October 1, 1995 - December 31, 1995                   $20.875     $ 14.75               $ 16.00     $  9.00

Fiscal 1996
             January 1, 1996 - March 31, 1996                      $ 23.50     $ 12.25               $21.625     $20.875
             April 1, 1996 - June 30, 1996                         $21.375     $ 14.00                     *           *
             July 1, 1996 - September  30, 1996                    $24.875     $15.375               $24.875     $24.875
             October 1, 1996 - December 31, 1996                   $ 23.00     $14.125                     *           *




         *The PSE reported that no trading of the Company's Common Stock occurred during these periods.

       The foregoing information was provided by NASDAQ and the PSE. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


       As of April 21, 1997, the closing bid price per share of Common Stock was $19.25 on NASDAQ, there were no sales of Common Stock on the PSE, and the Company had approximately 180 holders of record of its Common Stock.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

       The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

GENERAL


       The Company achieved record revenues for the year ended December 31, 1996. In March 1996, the Company replaced its existing Benchtop system, the FDM(R) 1600 that was responsible for much of the Company's 1995 growth, with the FDM(R) 1650 that incorporated significant engineering and software improvements and the Company began to ship its Genisys(R) System. Efforts initiated in 1995 that improved the performance and reliability of the Company's Benchtop system resulted in sharply higher unit and revenue growth in 1995. In 1996, modeling material revenues continued to grow dramatically as the Company's customer base of installed machines increased. Both of those developments contributed to revenue growth in 1996.


       The Company expended considerable resources throughout 1995 and 1996 to enhance and manufacture a desktop rapid prototyping machine that incorporated the technology acquired from IBM in January 1995. This product, introduced in March 1996 was named the Genisys(R) 3D Printer. Genisys(R) is a push-button desktop printer marketed as a design tool for quick concept models used early in the product design cycle. Shipments of the Genisys(R) system began in the second quarter of 1996 and continued throughout the year. The Company established a reseller network to sell the Genisys system, and a significant percentage of the 1996 Genisys(R) revenue was derived from discounted sales of this unit into the reseller network. The Company believes that significant future revenues will be derived from this product as non-discounted systems are sold to end-users. The company also introduced the FDM(R) 8000 in March 1996, and is now targeting commercial shipments to commence in the second quarter of 1997. Management believes that the additions to its product lines, coupled with software enhancements and new modeling materials, should result in continued revenue growth. Management also believes that a sizable market exists for rapid prototyping machines that are appropriate and affordable for office use and that these products will have the capacity to capture a significant portion of the market.


        Dating back to 1992, the Company has experienced five consecutive years of record revenues. The Company believes that its technology offers distinct advantages over its competitors, and that its new products listed above will contribute to the Company's continued revenue growth into 1997, although it can give no assurance that the historical revenue growth experienced by the Company will be sustainable into the future.


       Management believes that the trend in the market for rapid prototyping systems is to lower-priced units (below $100,000), of which the FDM(R) 1600 Benchtop was one of the first such systems introduced. The Company is aware of several competitors who have announced low-priced rapid prototyping systems that appear to compete with the Company's Benchtop and Genisys(R) systems for the lower-priced market. The Company can give no assurances that other rapid prototyping competitors will not compete for this market, to the detriment of future revenue growth. The Company also believes that a market trend in prototype media appears to be toward the use of engineering modeling materials like ABS, which is deliverable by the Company's FDM process. Although the Company is not aware of other rapid prototyping vendors that offer ABS modeling capabilities, there can be no assurances that other competitors will not develop this capability.

       The Company was profitable in every quarter in 1996. The fourth quarter marked the sixth consecutive quarter that the Company reported profits. The Company has reported full-year profits for the second consecutive year. However, due to higher infrastructure and personnel expenses and increased R&D expenses, some of which are related to the Stratasys FDM(R) 8000, the Company believes that the first quarter of 1997 will result in a loss, to be followed by profitable quarters for the remainder of 1997. The first quarter historically has been the Company's weakest, usually accounting for 15% or less of annual revenue.


       The Company has not experienced any significant inventory shortage, excess or obsolescence problems, nor has the Company experienced material bad debt or collection problems. The Company believes that it will also be able to maintain control over its receivables and inventories, although it can give no assurances.

RESULTS OF OPERATIONS


YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995


        Net sales for the year ended December 31, 1996 were $22,919,818 compared with sales of $10,275,186 recorded for the year ended December 31, 1995. This represents an increase of $12,644,632 or 123.1%. This increase was due to the continued unit sales growth of the Company's FDM(R) 1650 Benchtop system that replaced the FDM(R) 1600 Benchtop system in the first quarter of 1996. Like the 1600, the 1650 features ABS and multiple material modeling coupled with software and hardware performance enhancements. Revenue was also impacted by the successful introduction of the Genisys(R) system in the second quarter of 1996. Unit sales of the Company's rapid prototyping products increased by approximately 183% for the year ended December 31, 1996, as compared with the comparable 1995 period. Maintenance and materials revenue were also up significantly in the 1966 period as compared with the 1995 period. Both maintenance and materials revenues were enhanced by the larger installed base that the Company has established, the Genisys(R) introduction, and the customer satisfaction with the ABS and other materials selection.


       Gross margins improved to $15,031,302, or 65.6% of sales, in the year ended December 31, 1996 compared with $6,368,345, or 62.0% of sales, in the year ended December 31, 1995, an improvement of $8,662,957, or 136%. Gross margins benefitted from the higher average selling price of the FDM(R) 1650 system in 1996, and by reductions to the FDM(R) 1650 material cost of goods sold achieved throughout 1996. These material cost savings were achieved through purchasing efficiencies and engineering design changes. Gross margins were also favorably impacted by the increase of materials revenues, with considerably higher margins than either FDM(R) or Genisys(R) unit sales. The direct labor and manufacturing burden component of cost of goods sold declined as well, but constitute less than 10% of total cost of goods sold. Gross margins were negatively impacted by the sales of the Genisys(R) system, many of which were sold at 40% discounts intothe Company's reseller network as demonstration units. With the majority of the domestic ressellers now possessing demonstration units, the future average selling price of the Genisys product should increase significantly, positively affecting gross margins. In addition, the Company believes that there are opportunities to improve on the Company's gross margins in the Genisys(R) product line through additional engineering design changes. These reductions to the cost of sales should occur throughout 1997.


       Selling, general and administrative ("SG&A") expenses increased to $9,485,519 for the year ended December 31, 1996, from $4,231,571 for the year ended December 31, 1995. This represents an increase of $5,253,948 or 124.2%, roughly in line with the 123.1% increase in sales in the comparable period. SG&A amounted to 41.4% of 1996 sales versus 41.2% of 1995 sales. Salaries and wages, related payroll costs, commissions, travel, and promotional expenses accounted for a significant amount of SG&A expenses for both periods. SG&A in 1996 reflected significantly higher amortization expense than in 1995, following the introduction of the Genisys(R) system. The 1996 period also included higher bad debt and warranty expense, as the Company increased its allowance for bad debt as well as its warranty reserve, in light of the new product introduction (Genisys(R)) as well as the additional sales resulting in a $11,077,155 gross accounts receivable balance at December 31, 1996. The 1996 SG&A expenses also include infrastructure and expansion expenses not encountered in the 1995 period, including additional rent expenses as the Company expanded several times throughout 1996, computer training and implementation expenses, and general office expenses. The Company believes that SG&A expenses as a percentage of sales should decline in 1997, especially after the first quarter of 1997 as revenues increase. The Company-wide personnel headcount, including subcontractors, increased by approximately 65% in the year ended December 31, 1996 as compared with the 1995 period, a favorable increase in light of the 123.1% revenue growth. While the Company plans to control its headcount additions in 1997, some increase to headcount in the first quarter of 1997 appears unavoidable if the Company plans to meet its revenue goals.


       Research and Development ("R&D") expenses increased to $3,374,039 for the year ended December 31, 1996, from $1,995,696 incurred in the year ended December 31, 1995. The increase in the 1996 period over the 1995 period amounted to $1,378,342, or 69.1%. The increase to R&D expenses compare favorably to the 123.1% increase in sales revenues for the same 1996 period. As a percentage of sales, R&D expenses amounted to 14.7% of 1996 sales compared with 19.4% of 1995 sales. Salaries, wages, related payroll expenses, contract labor, and hardware materials accounted for most of the increase to R&D expenses. In 1996, the Company capitalized $748,268 of software costs in accordance with FASB 86, versus $1,138,499 in the comparable 1995 period. R&D incurred certain infrastructure expenses not encountered in 1995, especially additional rent and facility expansion expenses. On anticipated higher 1997 revenues, the Company should be able to continue a downward trend in R&D expenses as a percentage of sales while maintaining a level of R&D consistent with the Company's longer range plans for new product introductions and enhancements, which include the FDM(R) 8000, new modeling materials, new software enhancements, and improved price/performance capabilities from its existing product offerings.



       The Company's operating income for the year ended December 31, 1996 increased to $2,171,744 from $141,078 for the year ended December 31, 1995. This represents an increase of $2,030,666, or 1,439.4%. Net interest income also increased in the 1996 period, amounting to $546,280 for the year ended December 31, 1996, from $252,946 in the comparable 1995 period. The Company benefitted from a net income tax credit of $785,000 in the year ended December 31, 1996 as compared with income tax expense of $23,000 in the year ended December 31, 1995 as a result of a decrease in the valuation allowance for deferred tax assets. Net income for the year ended December 31, 1996 amounted to $3,503,024, or 15.3% of sales, compared with $371,024, or 3.6% of sales for the comparable 1995 period. The improvement in net income for 1996 over 1995 was $3,132,000, or 844.2%. The earnings per common share for the year ended December 31, 1996 amounted to $.62 on a fully diluted basis determined by 5,647,160 weighted average number of common and common equivalent shares outstanding. For the year ended December 31, 1995 the Company reported earnings per common share of $.09 on a fully diluted basis determined by 4,046,123 weighted average number of common and common equivalent shares outstanding.



LIQUIDITY AND CAPITAL RESOURCES


        Operating activities during 1996 used cash of $3,409,541, primarily reflecting increases in accounts receivable of $8,178,145 and inventory of $1,699,176, resulting from the increased volume of business. This was partially offset by increases in accounts payable and accrued expenses of $1,979,543 and cash generated from the increase in unearned maintenance revenues of $710,474. Net cash of $405,807 was used in 1995 by operating activities, principally as a result of increased accounts receivable and inventories due to increased revenues from product sales. The Company used $2,253,450 of cash in its 1996 investing activities, including $1,432,387 used for the acquisition of property and equipment, and $822,924 for payments for intangible assets, of which $748,268 was for the capitalization of software costs in accordance with FASB
86. In 1995, the Company used $8,159,643 of cash in its investing activities, including $683,389 for the acquisition of property and equipment, $1,215,212 for the payments for intangible assets, of which $1,138,499 was for the capitalization of software costs, and $12,639,993 for the acquisition of marketable securities, $6,349,743 of which were sold in the same period. In 1996, the Company's financing activities provided $5,171,903 of cash, $5,350,492 of which was generated through the exercise of 240,353 options at prices ranging from $1.59 to $6.00, and 661,643 warrants at prices ranging from $3.00 to $18.00. In 1995, financing activities provided $8,656,297, $8,827,280 of which was generated from the sale of the Company's common stock in private placements or through the exercise of options and warrants. The net decrease in cash for the twelve months ended December 31, 1996 amounted to $761,088 as compared with a net increase of $900,847 for the comparable 1995 period. The

Company's ending cash and cash equivalents balances of December 31, 1996 and 1995 were $3,964,968 and $4,726,056, respectively.



        At December 31, 1996, the Company's cash, cash equivalents and marketable securities balances totaled $10,537,875. These assets will be used by the Company for working capital purposes, for expansion of facilities, for new product introduction and development, for acquisition of production equipment and computers, and for increased selling and marketing activities. Management believes that the Company's revenue from operations, its current cash and cash equivalents balances, and the proceeds from the sale of short term marketable securities should provide sufficient cash resources to finance its operations for at least 24 months.



       As of December 31, 1996, the Company had gross accounts receivable of $11,077,155, less an allowance of $470,000 for returns and doubtful accounts. While the Company has historically never recorded a bad debt, an increase to its allowance for returns and bad debt was deemed appropriate because approximately 45% of its sales were generated in the fourth quarter, extended payment terms were granted to select customers and resellers, and certain international distributors had substantial balances. While the Company can give no assurances, it believes that most if not all the accounts receivable balances will ultimately be collected.



       The Company's total current assets amounted to $25,083,121 at December 31, 1996, 84.3% of which comprised cash, cash equivalents, marketable securities, and accounts receivable. Total current liabilities amounted to $4,891,014, $1,082,044 of which was for unearned maintenance revenues. The Company's debt is minimal, primarily consisting of payments due under capital leases. The Company estimates that it will spend approximately $1,900,000 in 1997 on expansion of its production capacity, facilities expansion, production and R&D equipment, and computers and integrated software. As of December 31, 1996, material commitments for facilities expansion, computer installation and integration, and R&D development amounted to approximately $200,000, $250,000, and $200,000, respectively.



       Shipments of the FDM(R) 8000 were delayed from the fourth quarter of 1996 to the second quarter of 1997. Ongoing R&D and pre-production expenses associated with the FDM 8000 were incurred by the Company in the fourth quarter of 1996, and the Company anticipates above trend-line expenses for this activity to continue through the second quarter of 1997. The Company believes that this will have a negative impact on the Company's first quarter 1997 results. In late 1996, the Company entered into an agreement to lease an additional 59,400 square feet of combined office/warehouse space for an annual base rent of approximately $252,000. The Company plans to sublease approximately 40% of this space until it is needed for production capacity expansion; some of this space has currently been sublet.



       The Company believes that the rapid prototyping industry revenue is growing at approximately 50% per year. It believes that there is a trend toward lower-priced rapid prototyping systems capable of producing functional prototypes, and that a sizable market exists for concept or visualization 3D printers priced around $55,000. This pricing trend should lead to growth in the more traditional functional prototyping marketplace as companies continue to address in-house rapid prototyping needs. Certain market segments in the industry have not demonstrated pricing sensitivity. These segments are more interested in modeling envelope size, modeling material variety, throughout, and part quality, which should allow growth to continue for higher priced rapid prototyping systems addressing these needs. The Company believes that its 1996 unit growth rate led the rapid prototyping industry, although it can give no assurance that this growth rate or market acceptance of its products will continue into the future.

                                    BUSINESS

BUSINESS DEVELOPMENT

       The Company was incorporated under the laws of the State of Delaware on August 8, 1989. The Company's executive offices are located in Eden Prairie, Minnesota.

       On October 20, 1994, the Company successfully completed an initial public offering ("IPO") of 1,380,000 shares of its Common Stock, including 180,000 shares issued upon exercise of the underwriter's over-allotment option. The shares of Common Stock were sold at $5.00 per share with the Company receiving net proceeds of approximately $5,700,000. The underwriter was also granted warrants to purchase up to 120,000 shares of Common Stock, exercisable at $7.50 per share, until October 1999.

       On January 1, 1995, the Company purchased certain rapid prototyping assets from IBM, pursuant to an Assignment and Sale of Rapid Prototyping Technology and Related Assets Agreement dated as of January 1, 1995. See "CERTAIN TRANSACTIONS."


       In March 1996, the Company announced three new products, Genisys(R), the FDM(R)-1650, and the FDM(R) 8000, each of which is oriented to separate stages of a customer's product development cycle. Shipments of the FDM(R) 1650 and Genisys(R) began in March and June 1996, respectively, and shipments of the FDM(R) 8000 are expected to begin in the second quarter of 1997.



       In March 1997, the Company announced the FDM(R) 2000, an enhanced version of the Company's FDM(R) 1650.


BUSINESS OF THE COMPANY


       The Company is in the three dimensional ("3D") imaging business, which is referred to as "rapid prototyping". The Company develops, manufactures and markets a family of rapid prototyping devices that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials directly from a computer aided design ("CAD") workstation. In many industries, the models and prototypes required in product development are produced laboriously by hand-sculpting or machining, a traditional process that can take days or weeks. The Company's computerized modeling systems use its proprietary technology to make models and prototypes more directly from a designer's three-dimensional CAD in a matter of hours.



       The Company believes that its patented fused deposition modeling ("FDM(R)") technology and new Genisys(R) technology are the only rapid prototyping systems commercially available that can produce parts from plastic without relying on lasers. This affords the Company a number of significant advantages over other commercially available three-dimensional rapid prototyping technologies, which primarily rely on lasers to create models. Such benefits include the ability to use the device in an office environment due to the absence of hazardous emissions, the need for relatively little set up of the system for a particular project, the availability of a variety of modeling materials and the lack of any need for costly replacement lasers and laser parts. The systems can also run virtually unattended, producing models while designers perform other tasks.


       The process involved in the development of a three-dimensional model using the Company's Benchtop systems begins with the creation of a conceptual geometric model on a CAD workstation. The model is then imported into the QuickSlice(R) software program, which mathematically slices the conceptual model into horizontal layers that are downloaded into the system. These rapid prototyping machines basically draw cross-sections of the model one layer at a time to create a three-dimensional "blueprint." A spool of thin thermoplastic modeling material feeds into a moving FDM(R) extruding head, which heats the material to a semi-liquid state. This semi-liquid material is then extruded and deposited in ultra-thin flat layers on a base (the "X-Y Stage") in the modeling chamber. As the material is directed into place by the computer-controlled head, layer upon layer, the material solidifies, creating a precise and strong laminated model.



       The Genisys(R) modeling process is similar. Genisys(R) uses AutoGen(R) software to slice the conceptual model created on a CAD workstation into horizontal layers that are downloaded into Genisys(R). Genisys(R) then uses wafers of polyester modeling material, rather than spools of filament, to feed the extrusion head. The extrusion head heats these wafers and, using a precision hydraulic conical pump, deposits a continuous layer of plastic polymer beads (much like squeezing toothpaste from a tube) onto the X-Y Stage to create a three-dimensional model by building up layers. In comparison to the FDM(R) Benchtop systems, due to its size, Genisys(R) allows the prototype to be created on a desktop, directly from a workstation, like a 3D printer.


PRODUCTS


       Modeling Equipment. The Company has been developing and improving its line of rapid prototyping products since its inception in 1989. Since that time, the Company has developed and sold systems including the 3D-Modeler, a smaller benchtop version of the 3D-Modeler called the FDM(R)-1500 Benchtop, introduced in June 1993; an improved benchtop modeler called the FDM(R)-1600 Benchtop, introduced in November 1994; the Company's Protoslice operating software package; its successors QuickSlice(R) and AutoGen(R); and in some cases, a CAD workstation manufactured by SGI. The FDM(R)-1600 Benchtop offered customers more features than its predecessor, the FDM(R)-1500, including dual heads. As such, it had increased hardware and software performance. Although the Company has discontinued sales of the 3D-Modeler, the FDM(R)-1500, SGI workstations and, in early 1996, the FDM(R)-1600 Benchtop system, it continues to support and provide modeling materials for these systems. In addition, the Company no longer sells ProtoSlice, the predecessor to QuickSlice(R), although some of its current customers continue to use ProtoSlice.



       In March 1996, the Company introduced three new rapid prototyping machines for commercial sale. Genisys(R) is a 3D desktop printer which uses the rapid prototyping technology developed by IBM that the Company purchased in 1995. It is useful for the production of conceptual models employed in the early stages of the design cycle, as it enables a designer to produce concept iterations at his desk directly from a workstation in a simple push-button fashion. The FDM(R)-1650 Benchtop can produce functional prototypes at three times the speed of its predecessor, the FDM(R)-1600 Benchtop, and can accommodate a variety of engineering modeling materials. The third new product, the FDM(R)-8000, is a rapid prototyping device, which incorporates Quickslice(R) software and the filament extrusion method of the Company's FDM(R) products. It is capable of building prototypes up to 24 inches in size with through-put comparable to the recently announced FDM(R) 2000. The FDM(R) 8000 builds prototype parts using ABS plastics. Distribution of the FDM(R)-1650 Benchtop and the Genisys(R) began in March and June 1996, respectively, while shipment of the FDM(R) 8000 is expected to begin in the second quarter of 1997.



        The Company announced the FDM(R) 2000 in March 1997. It is an enhanced version of the FDM(R) 1650, but features a 30% to 40% throughput improvement over the FDM(R) 1650. Upgraded hardware and software accounts for the improved performance features. The Company began shipping the FDM(R) 2000 in the first quarter of 1997.



       The four new systems offer product designers and developers the ability to create prototypes throughout all stages of the development cycle as well as a wide range of prices from which to choose. The prices of the systems start at $55,000 for Genisys(R) and reach $200,000 for the FDM(R) 8000. The cost of the FDM(R)-1650 Benchtop is approximately $120,000. The price of the FDM(R) 2000 will be approximately $140,000. By comparison, the Company's original 3D Modeler sold for between $150,000 and $180,000. Customers have the option to purchase an entire rapid prototyping system from the Company or to buy individual components.



       Modeling Material. FDM(R) technology allows the use of a greater variety of modeling materials and colors than other technologies. The Company continues to develop filament modeling materials that meet the customers' needs for increased speed, strength, accuracy, surface resolution and color. These materials are processed into its patented filament form, which is then fed into the 3D-Modeler or the FDM(R) Benchtop systems. The Company's spool-based system has proven to be a significant advantage for its products over Ultra Violet ("UV") polymer systems, because the Company's system allows the user to quickly change material by simply mounting the spool and threading the desired material into the FDM(R) devices. Each spool weighs approximately 2.3 pounds, and the creation of a model may require from 0.1 pound to more than one pound of filament. Other advantages of the spool-based system over a UV polymer system are that the spool-based system allows the user to purchase a single spool as compared to an entire vat of UV polymer, thereby reducing the user's up-front costs, and that it allows the customer to use the system in an office environment.



       Currently, the Company has five modeling materials commercially available for model generation using its FDM(R) technology: a tough polyamide plastic polymer that is similar to nylon, an investment casting wax, the hard polymer material ABS (named for its three initial monomers, acrylonitrile, butadine, and styrene), which is used commercially to make products such as telephones, and a medical grade ABS (MABS), used for medical applications and a release material. Each material has specific characteristics that make it appropriate for various applications.

The ability to use different materials allows the user to match the material to the end use application of the prototype, whether it is a pattern for tooling or a concept model.


        Genisys(R) uses only one type of modeling material, a plastic polymer, which is manufactured in the form of wafers. A total of 50 wafers are held in a cassette, which allows the wafers to be fed into the machine and rapidly extruded in layers. Additional cassettes are easily loaded into the system. Each cassette contains a memory chip that instructs the system as to the parameters and melt temperature of the material lot, which optimizes the automatic build process of the Genisys(R) system.


       The modeling filament and wafers are consumable products that provide additional revenue for the Company. They are competitive in price with materials used in other rapid prototyping systems.

       The Company entered into an agreement with 3M in July 1992, which provides for the development of advanced modeling materials by the two companies. The agreement has a term of five years, with a renewal for an additional five-year period, but can be terminated by either party on 30 days' notice. It provides for joint ownership of joint inventions and grants each party certain rights to exploit joint developments. Sole intellectual property rights of each party remain the property of that party. The agreement prohibits 3M from competing with the Company in the manufacture and sale of FDM(R) devices or specified modeling materials until the later of five years from the contract's effective date or the end of the term of the agreement.


       Operating Software. The Company offers two software products:
QuickSlice(R) and AutoGen(R). The predecessor to QuickSlice(R), called ProtoSlice, is no longer sold by the Company, but is still used by some of the Company's current customers. It is a variation of Camand(R) Software, which was developed and copyrighted by Camax, Inc. ("Camax"). The ProtoSlice operating software contained an array of features and capabilities combined specifically for use with the Company's 3D-Modeler and the FDM(R)-1500 systems in conjunction with a sophisticated CAD system software produced by Camax. The Company was a non-exclusive licensee and a value-added reseller of the ProtoSlice software.



       QuickSlice(R) is a simple, easy-to-use software package. The overall architecture and detailed design was developed by the Company, and copyright and full ownership of the QuickSlice(R) software is retained by the Company. The Company sells the QuickSlice(R) software package for $7,000. QuickSlice(R) 2.0, a modified version of QuickSlice(R), is the operating software for the Company's FDM(R)-1650 system. The Company also supplies a library of utility software programs and procedures to simplify the handling of data and to automate common tasks.



       In 1994, the Company developed and released to the public a software package called SupportWorks(R). SupportWorks(R) is used in conjunction with QuickSlice(R) enabling the Company's FDM(R)-1600 Benchtop and FDM(R)-1650 Benchtop systems to automatically generate supports for the models, thereby eliminating another step in the model-making process. The program originally sold for approximately $6,000. The Company has now combined QuickSlice(R) and

SupportWorks(R) into a proprietary $12,000 copyrighted package, which is sold under the name QuickSlice(R). The current version is QuickSlice(R) 4.0.



       In 1996, the Company introduced AutoGen(R), software specifically designed for Genisys(R). AutoGen(R) orients and analyzes the user's CAD, then divides it into "slices." AutoGen(R) then drives the rapid prototyping hardware.


CURRENT APPLICATIONS OF RAPID PROTOTYPING

       Rapid prototyping systems enable engineers and designers to produce models of their engineering designs faster and cheaper than with conventional manual methods. The prototypes themselves are used to test product form, function and fit to specific tolerances. Casting and foundry companies also use three-dimensional models as the final pattern for a cast part in investment casting and lost wax casting processes. In addition, several domestic and international manufacturers produce one-of-a-kind orthopedic implants for patients using computed topographic scanning and wax investment casting masters produced with the Company's FDM(R)-1600 Benchtop and FDM(R)-1650 Benchtop systems.

POTENTIAL FUTURE APPLICATIONS


             The Company has positioned its products to be used as devices that support CAD systems in a variety of manufacturing industries, including automotive, aerospace, consumer products, electronics and medical applications. They are also used in universities and other educational institutions. Additional future applications may arise in conceptual design, casting, precision prototypes, consumer packaging, architectural design, rapid manufacturing of small-volume custom parts and fit, form and function testing, secondary tooling, and mold-making. NASA is using the FDM(R)-1600 Benchtop system and plans to build spare parts in space, thereby reducing the inventory of parts in a space flight payload.


       Among potential medical applications, rapid prototyping could be used to produce accurate models of internal organs, bones or skulls for pre-operative evaluations or modeling of prostheses. In such uses, the Company's products could serve as peripheral devices for X-Ray, CAT SCAN and magnetic resonance imaging ("MRI") devices.

MARKETING, DISTRIBUTION AND CUSTOMERS


       The strategic focus of the Company's marketing efforts begins with identifying the needs of product managers, conceptual designers, draftsmen, design and manufacturing engineers and production specialists in manufacturing companies. The Company then seeks to develop a comprehensive offering of modeling and prototyping products to satisfy those needs, using the Company's FDM(R) and Genisys(R) technology either in complete systems or components consisting of rapid prototyping devices, modeling materials and associated software. The Company has sold systems to, among other customers, General Motors Corporation, 3M, Ford Motor Company,

Chrysler Corporation, Square D Company, Whirlpool Corporation, Snap On Tools, Biomet, Inc., Motorola, Eastman Kodak Company, Marubeni, Wright Patterson Air Force Base, the Naval Air Warfare Center, Tatung, Westinghouse Electric Corporation and NASA, as well as service bureaus, universities and distributors in the United States and abroad. With the purchase of the rapid prototyping assets from IBM on January 1, 1995, the Company also received a prospective customer list from IBM. The Company has begun to promote its current technology to these prospective customers in an effort to further expand its customer base. The Company sells both complete rapid prototyping systems and separate components.



       The Company utilizes a variety of tactical marketing methods to reach potential customers, including press releases, trade magazine articles, customer studies, brochures, direct mailings, telemarketing programs, trade show demonstrations , videos and a web site (www.Stratasys.com). In addition, the Company has developed domestic and international on-site demonstration capabilities. The Company also concentrates a portion of its sales and marketing efforts on support of its service bureau clients, which provide prototyping services to various manufacturing industries and which provide the Company with information regarding customer needs.



       Domestically, the Company sells directly to its customers. In 1997, the Company organized its domestic FDM(R) sales force into three regions. Salespersons and management reside in the regions they service. In addition, Genisys(R) resellers have been assigned to managers within this regional framework. The Company markets internationally through a network of distributors and sales representatives. During the years ended December 31, 1995 and 1996, export sales amounted to approximately $5,080,000 and $8,865,000, respectively.



        No customer accounted for more than 10% of sales in 1995 or 1996.


WARRANTY AND SERVICE


       The Company provides a 90-day warranty on its domestic systems and a one-year warranty on those sold internationally. In addition, the Company offers annual service and maintenance contracts for its systems. The service contracts include updates of the Company's software systems. Annual service contracts for the Company's FDM(R) systems are priced at $10,000, while annual service contracts for the Genisys(R) system are priced at $5,500.


MANUFACTURING

       The Company's manufacturing process consists of the manual assembly of purchased components. All parts used in the manufacturing process are obtained from either distributors of standard electrical or mechanical parts or from custom fabricators of the Company's proprietary designs. The Company currently operates on a build-to-inventory basis.


       The Company purchases the major component parts for the FDM(R)-1650 Benchtop, FDM(R) 8000 and Genisys(R) systems from various outside vendors, subcontractors and other sources and assembles them at its Minnesota facility. The Company performs numerous diagnostic tests and quality control procedures throughout the assembly process in order to assure reliability of its products. Prior to shipment, each unit is subjected to a test and burn-in procedure to check for defects. Precision modeling parameters are also checked.


       The Company maintains an inventory of most of its necessary supplies, which facilitates the assembly of products required for production. The Company's sole current supplier of the X-Y Stage for the FDM(R)-1650, FDM(R) 2000 and FDM(R) 8000 Benchtop systems is Asymtek; and its sole current supplier of the FDM(R) head motors is MircoMo Electronics, Inc. The Company considers each of those suppliers to be reliable. Nevertheless, the Company maintains an inventory of such components to support continued supply. Furthermore, the Company believes that the supplier of the X-Y Stage could be replaced by in-house design and production of the part within a three-month period, if necessary; and the Company could employ FDM(R) head motors from other suppliers by modifications to the design of the FDM(R)-1650 Benchtop. In regard to other parts and materials, the Company uses multiple sources of supply and does not believe that it is dependent on any single supplier. Although the Company believes that it maintains adequate inventories of vendor-specific materials, the loss of a supplier of such vendor-specific materials or compounds could result in a delay in the manufacture and delivery of those materials and compounds resulting from the need to retest and recertify products supplied by one or more new vendors. The Company considers its relationships with its suppliers to be good.


RESEARCH AND DEVELOPMENT


       The Company has devoted significant time and resources to the development of a universally compatible and user-friendly software system. The Company believes that ongoing research and development efforts are essential to its continued success. Accordingly, the Company's engineering development efforts will continue to focus on improvements to the FDM(R) and Genisys(R) technology and development of new modeling processes, materials, software and products. To date, much of the Company's activity has been focused on research and development. For the years ended December 31, 1995 and 1996, the Company's research and development expenses were approximately $1,996,000 and $3,374,000, respectively.


       The Company's filament development and production operation is located at its facility in Eden Prairie, Minnesota. The filament formulation and manufacturing process is regarded by the Company as a trade secret, and the Company holds patent claims on filament usage in its products.

INTELLECTUAL PROPERTY

       The Company considers its proprietary technology to be important to the development and manufacture of its products and seeks to protect its technology through a combination of patents and confidentiality agreements with its employees and others. Scott Crump, the Company's President, was granted two U.S. Patents which cover many claims relating to various aspects of its products, FDM(R) technology and the associated modeling process. The term of one patent lasts until June 9,

2009, and the term of the other lasts until August 23, 2011. The patents have been assigned to the Company. In addition, Mr. Crump and three other employees of the Company have assigned to the Company a patent application for another rapid prototyping process and apparatus associated with the FDM(R) process, now called the Bass(TM) Support System. As part of its purchase of rapid prototyping technology assets from IBM, the Company was also assigned the rights and title to three patents developed by IBM, which cover the Genisys(R) system and which the Company believes will further augment its own product lines. The Company recorded these patents domestically and is in the process of recording them in certain foreign countries. The terms of these patents extend until June 7, 2005, April 12, 2011, and May 17, 2011, respectively.


       Corresponding patent applications covering the same claims that are contained in the Company's issued patents have been initiated in various foreign countries, including Japan and the European Community. Other patent applications have also been filed, including the patent applications assigned to the Company by IBM. The Company has registered several trademarks, including "Stratasys, Inc.," "3D-Modeler," "QuickSlice," "3D-Plotter," "3D-Visualizer", "FDM", "Genisys" and Autogen." Each of the registered trademarks has a duration of 10 years and may be renewed every 10 years while it is in use. Trademark applications have been filed in Japan and the European Community.


COMPETITION

       The Company competes in a marketplace that is still dominated by conventional methods of model and prototype development, which are primarily performed by machinists and engineers working from blueprints or CADs and using machining or by-hand methods. The Company believes that there is currently no other commercial producer of three-dimensional modeling devices that uses a single-step, non-toxic technology similar to the Company's FDM(R) and Genisys(R) technologies. All other plastic model systems involve an additional post-processing step, such as curing the part after construction of the model or prototype. The Company's FDM(R) and Genisys(R) technologies do not rely on the laser or light technology used by many other commercial manufacturers in the rapid prototyping industry.


       A number of different technologies are employed in rapid prototyping devices marketed by the Company's competitors. Stereolithography is used in the products of 3D Systems, Cubital, Ltd., EOS Gmbh, CMET, D-MEC, Mitsui and Teijin Seiki Co. 3D Systems, in which Ciba-Geigy has a substantial interest, introduced the first rapid prototyping product. The Company believes that 3D Systems may account for 40% of sales of rapid prototyping units to date. DTM Corporation produces machines that use lasers to sinter or harden powdered material. B.F. Goodrich has a significant financial interest in this company. Helisys, Inc. utilizes lasers to cut and laminate sheets of materials, such as paper. The Company believes that its FDM(R) technology has important advantages over the products of these companies, including the ability to be used in an office environment, the availability of multiple modeling materials and a one-step process. Sanders Prototype, Inc. ("Sanders"), 3D Systems and BPM have developed a prototyping system which uses ink-jet technology to deposit wax material layer by layer, which can be used in an office environment. A smoothing or milling process is required between each deposited layer to maintain accuracy in these processes. The Sanders machine is currently capable of building small parts.


        According to a March 1997 industry report by Wohlers Associates, Inc., in 1996 the Company shipped more rapid prototyping systems than any other rapid prototyping vendor. Nevertheless, certain of the Company's competitors have greater financial and marketing resources than the Company.


EMPLOYEES

       The Company is dependent on the abilities and efforts of a number of key personnel, including its Chief Executive Officer and President, S. Scott Crump. The Company entered into an employment agreement with Mr. Crump on September 1, 1994, the term of which ends on October 20, 1997. The employment agreement provides for a salary of $85,000 per annum, with increased or additional compensation to be approved by the Board of Directors, and the right to participate in incentive compensation plans, if any are established by the Company. Mr. Crump's annual compensation was increased to $95,000 on November 1, 1995. The employment agreement restricts Mr. Crump's right to work for any competitor of the Company for a period of one year after termination of his employment by the Company. In addition, if the Company terminates Mr. Crump's employment for "Cause," as such term is defined in the employment agreement, the Company must pay Mr. Crump only one monthly installment of his salary. If Mr. Crump is terminated for "Good Reason," as such term is defined in the employment agreement, Mr. Crump will receive one such monthly installment of salary plus twelve additional monthly installments.


       As of April 21, 1997, the Company had 124 full-time employees and 25 part-time employees or subcontractors. While the Company has separate internal departments, such as manufacturing, marketing, engineering and sales, many employees perform overlapping functions within the organization. No employee is represented by a union, and the Company has not experienced a work stoppage. The Company believes its employee relations are good.


PROPERTIES


       The Company's executive offices and production facilities presently occupy approximately 87,156 square feet in two adjacent buildings in Eden Prairie, Minnesota, near Minneapolis. The company occupies a 27,756 square foot facility under a lease that expires on July 31, 1999. In October 1996, the Company leased an additional 59,400 square feet of office and production space in a building adjacent to its original Eden Prairie premises under a lease expiring in October 1999. Approximately 40% of the new premises will be sublet until needed by the Company. The Minnesota facilities are used for machine assembly and filament production, as well as sales, administration and operations. The current monthly rent for the premises occupied by the Company total approximately $35,797. The Company does not require a large space for production, because it assembles its devices from sub-assemblies manufactured by outside vendors.

       Additional research and development is performed at the Company's facility in Hawthorne, New York. This facility occupies approximately 5,710 square feet of space. The Company occupies these premises under a lease that expires on January 25, 1998. The monthly rent is currently $5,353.


       The Company is also responsible for real estate taxes, insurance, utilities, trash removal and maintenance expenses at all of these premises.


LEGAL PROCEEDINGS

       The Company is not a party to any pending legal or administrative proceeding, and its property is not subject to such proceeding.

GOVERNMENTAL REGULATION

       The Company is subject to various local, state and federal laws and regulations that affect businesses generally, including regulations promulgated by federal and state environmental and health agencies, the Federal Occupational Safety and Health Administration and laws pertaining to the hiring, treatment, safety and discharge of employees. Historically, regulatory compliance has not had a material adverse effect on the Company's sales or operations. The Company believes it is in compliance with material applicable laws.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

       The following table sets forth information concerning the Company's executive officers and directors.


Name                                 Age         Position
----                                 ---         --------
S. Scott Crump                        44         President, Chief Executive Officer, Treasurer, Chairman of
                                                 the Board, and Chief Financial Officer

Lisa H. Crump                         44         Vice President and Secretary

Donald W. Moffatt                     57         Chief Operating Officer

Lawrence E. Roscoe                    48         Vice President, Software Development

Ralph E. Crump                        74         Director

Clifford H. Schwieter                 49         Director

Arnold J. Wasserman                   59         Director

Gregory L. Wilson                     50         Director



BIOGRAPHICAL INFORMATION

       S. Scott Crump has served as President, Chief Executive Officer, Treasurer and a director of the Company since its inception in 1988 and as Chief Financial Officer since February 1990. During the period 1982 to 1988, Mr. Crump was a co-founder and Vice President of Sales of IDEA, Inc., which is now called Structural Instrumentation, Inc., a public company that manufactures on-board scales for the trucking industry. Mr. Crump remains on the board of directors and is a significant stockholder of that company. Mr. Crump is a registered professional engineer. Mr. Crump is the son of Ralph Crump and the husband of Lisa Crump.

       Lisa H. Crump, a co-founder of the Company, has served as its Corporate Secretary since its inception in 1988 and as Vice President since 1990. From 1983 to 1988 Ms. Crump was marketing manager of IDEA, Inc. She is the wife of Scott Crump and the daughter-in-law of Ralph Crump.


       1 Donald W. Moffatt has served as Chief Operating Officer of the Company since February 1996. Prior to joining the Company, from 1984 to 1995, Mr. Moffatt served as President of Rosemont Aerospace, Inc., a manufacturer of aircraft measuring instruments and a subsidiary of B.F. Goodrich. Before he joined Rosemont Aerospace in 1978, Mr. Moffatt, who is an electrical engineer, was employed by Control Data Corporation.


       Lawrence E. Roscoe has served as Vice President of Software Development of the Company since 1991. He has over 25 years of software development experience in engineering and manufacturing applications. Prior to joining the Company, Mr. Roscoe was Vice President of Software Development at Camax from 1987 to 1991. Mr. Roscoe has also held similar positions with Zycad, Inc., Control Data Corporation and Digital Equipment Corporation.



       Ralph E. Crump has been a director of the Company since 1990. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. He is also a founder and director of Osmonics, Inc., a $200,000,000 manufacturer of reverse osmosis water filtration devices; IMTEC, Inc., which manufactures bar code labeling equipment; and Structural Instrumentation, Inc. In 1962, Mr. Crump founded Frigitronics, Inc., which manufactures ophthalmic goods and medical instruments, and was its President and Chairman of the Board until December 1986. In 1986, Frigitronics, which had sales of $130,000,000, was sold to Revlon and a major portion of its business was then acquired by Johnson & Johnson. Mr. Crump is also a director and co-founder of Mity-Lite, Inc., a public company that manufactures plastic tables. He is a Trustee of the Alumni Foundation of UCLA and a member of the Board of Overseers for the Thayer

Engineering School at Dartmouth College. Mr. Crump is the father of Scott Crump and the father-in-law of Lisa Crump.

       Clifford H. Schwieter has been a director of the Company since July 1994. Since April 1994, Mr. Schwieter has been the President and Managing Director of C.H. Schwieter & Associates, a financial consulting firm. From July 1992 to March 1994, he served as President and Chief Executive Officer and a director of Centric Engineering Systems, Inc., which was engaged in the development of mechanical design and analysis software for computing systems ranging from workstations to mainframes and massively parallel networked computing environments. Mr. Schwieter was Vice President and General Manager of the Electronic Imaging Systems Division of the DuPont Company from 1986 to 1991. He was responsible for DuPont's offerings in electronic imaging in markets ranging from CAD/CAM and industrial automation through printing and publishing and medical systems. From 1971 to 1986, Mr. Schwieter was with the General Electric Company, where he served as Vice President of GE's Calma Company from 1985 to 1986 and was responsible for that subsidiary's worldwide business in the mechanical design and factory automation arena. He was President and Representative Director of GE Industrial Automation, Ltd., a joint venture between GE and C. Itoh & Company located in Tokyo, from 1982 to 1985. Mr. Schwieter is also a director of PCS Technologies, Inc., a software development company.

       Arnold J. Wasserman became a director of the Company on November 21, 1994, as the designee of M.H. Meyerson & Co., Inc., the underwriter of the Company's IPO. Mr. Wasserman has, for the past 25 years, been a principal of P & A Associates, a leasing/consulting firm. Prior to that, he held positions with IBM and Litton Industries. Mr. Wasserman has consulted with major corporations in the areas of marketing, advertising and sales. He is a director of United Restaurants, Inc., a publicly traded company.

       Gregory L. Wilson became a director of the Company on October 20, 1994. He is the founder of Mity-Lite, Inc. (Nasdaq) and has served as President and a director of that company since 1987, as well as its Chairman of the Board since 1988 and its Treasurer since 1993. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc. in Provo, Utah. In 1988, he transferred his ownership interest in Church Furnishings, Inc. to a co-founder of Mity-Lite, Inc. in exchange for that person's interest in Mity-Lite, Inc.

       All directors hold office until the next annual meeting of stockholders and until their successors are elected to the Board of Directors.


                             EXECUTIVE COMPENSATION


       The following table sets forth the cash and non-cash compensation paid by the Company for services rendered (a) during the fiscal years ended December 31, 1994, December 31, 1995, and

December 31, 1996 to S. Scott Crump, its Chairman, President, Chief Executive Officer, Treasurer and Chief Financial Officer and (b) during the fiscal year ended December 31, 1996 to Donald W. Moffatt, its Chief Operating Officer, the only executive officer who received compensation in excess of $100,000 during the fiscal years December 31, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE



                                                Annual Compensation                     Long-Term Compensation
                                   --------------------------------------------         ----------------------
      Name and                                                         Other                  Securities
     Principal                                                        Annual                  Underlying
     Position            Year        Salary          Bonus         Compensation              Options/SARs
     ---------          ----       ----------      --------        ------------         ----------------------
  S. Scott Crump        1996       $95,000(1)      $3,923(2)            0                        2,000
     Chairman,
  President, CEO,
  Treasurer, and
        CFO
                        1995       $86,654(1)      $3,654(3)            0                         0
                        1994       $67,721(4)      $2,248               0                         0

     Donald W.          1996       $97,385(5)      $2,769(6)        $30,000(7)                  23,000
      Moffatt
       Chief
     Operating
      Officer


(1) Mr. Crump was paid at the rate of $85,000 per year until November 1, 1995. Upon approval by the Board of Directors, commencing on that date, Mr. Crump was then paid at the rate of $95,000 per year for the remainder of 1995 and for 1996.


(2)      $2,923 of this bonus was earned in 1996 and paid in 1997.


(3)      This bonus was earned in 1995 and paid in 1996.


(4) Mr. Crump was paid at the rate of $60,000 per year until October 20, 1994. On that date, an employment agreement between Mr. Crump and the Company became effective, pursuant to which Mr. Crump was then paid at the rate of $85,000 per year for the remainder of 1994.


(5) Mr. Moffatt became Chief Operating Officer of the Company on February 19, 1996 and was paid at the rate of $120,000 per year from February to October 1996. Mr. Moffatt was paid at the rate of $90,000 per year for the months of November and December 1996.


(6)      This bonus was earned in 1996 and paid in 1997.


(7) The Company issued Mr. Moffatt 2,000 shares of its Common Stock on July 2, 1996, as additional compensation.

        The table below includes the number of stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 1996 and exercise information.


                        OPTION GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)


                             NUMBER OF            PERCENT OF
                             SECURITIES           TOTAL OPTIONS
                             UNDERLYING           GRANTED TO
                             OPTIONS              EMPLOYEES IN          EXERCISE              EXPIRATION
  NAME                       GRANTED(#)           FISCAL YEAR           PRICE($/SH)              DATE
  ----                       ----------           -------------         ----------            -----------
  S. Scott Crump               2,000(1)               .9%                 $16.50                3/25/2002

  Donald W. Moffatt           23,000(1)             10.9%                 $16.50                3/25/2002



  (1) One-fifth of these options vests on each of the first through the fifth anniversaries of the date of grant. Termination of employment prior to vesting results in forfeiture of the options that have not vested.


      The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the executive officers named in the Summary Compensation Table during the year ended December 31, 1996.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY- END OPTION VALUES


                                                                                            VALUE OF
                                                               NUMBER OF                    UNEXERCISED
                                                               UNEXERCISED                  IN-THE-MONEY
                          SHARES                               OPTIONS AT                   OPTIONS AT
                          ACQUIRED                             FY-END(#)                    FY-END($)
                          ON EXER-        VALUE                EXERCISABLE/                 EXERCISABLE/
      NAME                CISE (#)        REALIZED($)          UNEXERCISABLE                UNEXERCISABLE(1)
      ----                --------        ---------            -------------                ----------------
  S. Scott Crump             --              --                   0/2,000                        0/$6,750

  Donald W. Moffatt          --              --                   0/23,000                       0/$77,625

(1) Based upon a closing price of $19.875 on the Nasdaq National Market on December 31, 1996.

  Directors' Fees


        Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Three Directors have received a non-qualified stock option to purchase 30,000 shares of the Company's Common Stock for their service on the Board of Directors. One of such directors was granted options before the Company's August 1994 stock split, and his options currently entitle him to purchase 43,118 shares of Common Stock. "CERTAIN TRANSACTIONS--Directors' Options" for a discussion of options granted to certain directors .


  EMPLOYMENT AGREEMENTS


        The Company entered into an Employment Agreement with Mr. Crump on September 1, 1994, the term of which became effective on October 20, 1994. The Employment Agreement expires in October 1997 and provides that Mr. Crump shall devote all of his business time to the Company in consideration for an annual salary of $85,000. Increased or additional compensation must be approved by the Board of Directors, including the right to participate in incentive compensation plans, if any, established by the Company. The Employment Agreement restricts Mr. Crump's right to work for any competitor of the Company for a period of one year after termination of his employment by the Company. In addition, if the Company terminates Mr. Crump's employment for "Cause," as such term is defined in the Employment Agreement, the Company must pay Mr. Crump only one monthly installment of his salary. If Mr. Crump is terminated for "Good Reason," as such term is defined in the Employment Agreement, Mr. Crump will receive one such monthly installment of salary plus twelve additional monthly installments. Mr. Crump received a bonus of $3,923 for 1996, of which $2,923 was earned in 1996 and paid in 1997.


  Employee Stock Option Plans

        The Company has established three employee stock option plans. The three plans provide for the grant of options to qualified employees (including officers and directors) of the Company, independent contractors, consultants and other persons to purchase an aggregate of 1,300,000 shares of Common Stock. The plans are administered by the Compensation Committee of the Board of Directors.


        Options to purchase 100,608 shares, which constitute the total number of shares authorized under the Stratasys, Inc. Employee Stock Option Plan #1, adopted in October 1990 ("Plan 1"), have been granted. As of April 21, 1997, Options to purchase 67,411 shares under Plan 1 have been exercised, and Plan 1 expires on April 19, 2001. Options to purchase 199,392 shares of Common Stock, which constitute the total number of shares authorized under the Amended and Restated Stratasys, Inc. 1994 Stock Plan ("Plan 2"), adopted in August 1994, have been granted, 10,800 of which have terminated or expired and are again available for grant. As of April 21,

  1997, options to purchase 134,684 shares under Plan 2 have been exercised. The Stratasys, Inc. 1994-2 Stock Plan, as amended ("Plan 3"), adopted by the Board of Directors on December 13, 1994, originally authorized the purchase of 500,000 shares of Common Stock. On March 1, 1996, the Board of Directors authorized, and on May 23, 1996, the stockholders approved, an amendment to Plan 3 to increase the number of shares authorized to 1,000,000 shares. Since its adoption, through April 21, 1997, options to purchase an aggregate of 896,088 shares have been granted under Plan 3, and options to purchase 175,721 shares have been exercised.



  INDEMNIFICATION OF OFFICERS AND DIRECTORS

        As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-Laws of the Company provide that the Company is required to indemnify its officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to indemnification. The By-Laws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers or employees (other than liabilities arising from willful misconduct of a culpable nature). At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE.

                      PRINCIPAL AND SELLING SECURITYHOLDERS


        The table below sets forth, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director; (iii) all executive officers and Directors as a group; and (iv) the Selling Securityholders, based upon information available to the Company as of the date hereof, the number of shares of Common Stock beneficially owned, or underlying other securities beneficially owned; the number of shares to be sold; the number of shares of Common Stock beneficially owned, or underlying other securities beneficially owned after the sale of all Shares offered; and the percentage of outstanding shares of Common Stock owned before and after the sale of the Shares offered hereby. None of the Selling Securityholders has been an affiliate of the Company during the preceding three years. An aggregate of 250,897 Shares are being offered for the accounts of the Selling Securityholders. Although there can be no assurance that the Selling Securityholders will sell any or all of the Shares, the following table assumes that each of the Selling Securityholders will sell all Shares offered by this Prospectus.


                                                 Amount and                             Shares
                                                  Nature of                           Beneficially            Percent of Class(3)
                                                                                                           ------------------------
                                                 Beneficial        Shares to              Owned             Before           After
  Name                                          Ownership(1)(2)    Be Sold(2)         After Offering       Offering        Offering
  ----                                          --------------     ---------          --------------       --------        --------
  OFFICERS, DIRECTORS AND 5% STOCKHOLDERS

  International Business                           500,000             -0-              500,000              8.82%           8.82%
    Machines Corp.
  Old Orchard Road
  Armonk, NY 10504

  S. Scott and                                     760,435             -0-              760,435             13.41%          13.41%
   Lisa H. Crump (4)(5)

  Donald W. Moffatt (4)                              6,600 (6)         -0-                6,600                *                *

  Ralph E. Crump                                   309,330 (7)         -0-              309,330              5.46%           5.46%
  28 Twisted Oak Circle
  Trumbull, CT 06611

  Arnold Wasserman                                  58,330 (8)         -0-               58,330              1.02%           1.02%
  1 Brookwood Drive
  West Caldwell, NJ 07006

  Clifford Schwieter                                 5,318 (9)         -0-                5,318                *                *
  8065 Village Drive
  Cincinnati, OH 45242

                              Amount and                             Shares
                               Nature of                           Beneficially            Percent of Class(3)
                                                                                        ------------------------
                              Beneficial        Shares to              Owned             Before           After
  Name                       Ownership(1)(2)    Be Sold(2)         After Offering       Offering        Offering
  ----                       --------------     ---------          --------------       --------        --------
  Gregory L. Wilson             25,000 (10)           -0-              25,000                *                 *
  1301 W. 400 North
  Orem, UT 84057

  All Directors and
  executive officers as
  a group (8 persons)        1,165,513 (11)                                 0           1,165,513           20.21%
           20.21%

  Selling Securityholders

  Affida Bank                    3,000 (12)         3,000                   0                *                 0

  Andromeda Corporation
    N.V.                        20,000 (12)        20,000                   0                *                 0

  Austin J. Baillon              3,593 (13)         3,593                   0                *                 0

  Banco Di Napoli                5,000 (14)         5,000                   0                *                 0

  Bank Austria                   5,000 (14)         5,000                   0                *                 0

  Banque Scandinave
    en Suisse                   12,000 (12)        12,000                   0                *                 0

  Brookehill Equities,
    Inc. (15)                    1,667 (14)         1,667                   0                *                 0

   Frank P. Brosens              6,000 (12)         6,000                   0                *                 0

  Counselors Emerging
    Growth Fund, Inc.           21,428 (12)        21,428                   0                *                 0


  * 2 moved from here; text not shown

  * 3 moved from here; text not shown

  Discretionary Trust            1,000 (14)         1,000                   0                *                 0

  Diversified Investment
    Fund, L.P.                   1,600 (14)         1,600                   0                *                 0

  David J. Doerge Trust          4,284 (12)         4,284                   0                *                 0

   Gifford Fund                  8,000 (12)         8,000                   0                *                 0

                             ** 2 Amount and                        Shares
                                Nature of                         Beneficially             Percent of Class(3)
                                                                                    ------------------------------
                               Beneficial        Shares to          Owned              Before             After
  ** 3 Name                 Ownership(1)(2)     Be Sold(2)       After Offering       Offering           Offering
                            ---------------    ---------------   -------------      --------------       --------

  Russell Jean Gray, Jr.       3,593 (13)            3,593             0                  *                   0

  Dennis J. Hanish             2,874 (13)            2,874             0                  *                   0
                                 719 (16)              719             0                  *                   0

  Harvest Capital, L.P.       49,450 (14)           49,450             0                  *                   0

  Thomas S. Hay                1,437 (13)            1,437             0                  *                   0

  John B. Jasper               1,437 (13)            1,437             0                  *                   0

  Robert D. Johnson and
  Karen Johnson                1,437 (13)            1,437             0                  *                   0

  Howard and Nancy Klein       1,428 (12)            1,428             0                  *                   0

  Robert J. Korkowski          3,593 (13)            3,593             0                  *                   0

  Liberty Travel, Inc.         8,000 (14)            8,000             0                  *                   0

  Nathan A. Low (17)         152,000                 2,000 (16)  150,000              2.65%               2.65%

  Thomas C. Mullery            4,312 (13)            4,312             0                  *                   0

  Joseph Novogratz             3,593 (13)            3,593             0                  *                   0

  A. Markman Peters            2,000 (12)            2,000             0                  *                   0

  Quasar International, C.V.  34,400 (14)           34,400             0                  *                   0

  John Ryden                   3,593 (13)            3,593             0                  *                   0

  Salvani Investments,
    Inc. (19)                 29,445 (19)           29,445             0                  *                   0

  Willard C. Shull, III        1,437 (13)            1,437             0                  *                   0

  David A. Smith               1,437 (13)            1,437             0                  *                   0

                            ** 4 Amount and                          Shares
                                Nature of                          Beneficially            Percent of Class(3)
                                                                                       ---------------------------
                               Beneficial          Shares to         Owned               Before           After
  ** 5 Name                 Ownership(1)(2)       Be Sold(2)       After Offering       Offering         Offering
     ------                 ---------------       ------------     --------------       --------         --------

  Theodore Sylvan                 400 (12)              400             0                  *                   0
  21st Century Digital
  Industries Fund, L.P.         1,000 (12)            1,000             0                  *                   0

  Ming Fang Wang                  740 (12)              740             0                  *                   0
                                                    -------
                                TOTAL               250,897



   *   Represents less than 1% of the issued and outstanding shares of Common
       Stock.

  (1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.

  (2) Includes shares of Common Stock issuable upon exercise of warrants and options, but does not include fractional shares to be purchased by the Company.


   (3) Based on 5,670,698 shares of Common Stock issued and outstanding as of April 21, 1997.


   (4) The address of these persons is in care of the Company, 14950 Martin Drive, Eden Prairie, Minnesota 55344.



   (5) S. Scott Crump owns 380,014 shares individually, and Lisa H. Crump owns 379,621 shares individually. Lisa and Scott Crump are husband and wife, but disclaim beneficial ownership of each other's shares. They also disclaim beneficial ownership of the 154,665 shares held by Ralph Crump, Scott Crump's father and Lisa Crump's father-in-law, and the 154,665 shares held by Marjorie Crump, Scott Crump's mother and Lisa Crump's mother-in-law. By virtue of their ownership of shares of Common Stock and position with the Company, S. Scott Crump and Lisa Crump may be deemed "parents" and "founders" of the Company as such terms are defined under the federal securities laws.



   (6) Includes 2,000 shares of Common Stock owned by Mr. Moffatt and 4,600 shares issuable upon current exercisable options. Excludes 20,400 shares issuable pursuant to options granted to him, which become exercisable through April 2002.

   (7) Includes 154,665 shares owned by Marjorie Crump, Mr. Crump's wife, of which Mr. Crump disclaims beneficial ownership. Excludes the following shares of which Mr. Crump disclaims beneficial ownership; 380,014 shares held by Mr. Crump's son, S. Scott Crump, and 379,621 shares held by Mr. Crump's daughter-in-law, Lisa H. Crump.



   (8) Includes 58,330 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Wasserman. Excludes 11,670 shares of Common Stock issuable pursuant to options granted to him, which become exercisable through November 30, 1997. See "CERTAIN
       TRANSACTIONS-Consulting Agreements" and "Directors' Options".



   (9) Includes 3,593 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Schwieter. Excludes 3,593 shares issuable pursuant to options granted to him, which become exercisable through August 1997. See "CERTAIN TRANSACTIONS-Consulting Agreements" and "Directors' Options."



   (10) Includes 25,000 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Wilson. Excludes 5,000 shares issuable pursuant to options granted to him, which become exercisable through November 30, 1997.



   (11) Includes 500 shares owned by Lawrence Roscoe, Vice President, Software Development, and 4,750 shares of Common Stock issuable upon the exercise of employee stock options currently exercisable by Mr. Roscoe. Excludes 6,562 shares issuable pursuant to options granted to him, which become exercisable through March 2002.



   (12) Represents shares of Common Stock issued and/or shares of Common Stock issuable upon the exercise of warrants issued to investors in the November 3, 1995 private placement.



   (13) Represents shares of Common Stock issued and/or issuable upon the exercise of warrants issued to note holders in November and December 1993 in a bridge loan made by such investor to the Company.



   (14) Represents shares issued and/or issuable upon the exercise of warrants purchased pursuant to the Company's August 1995 private placement.



   (15) Brookehill Equities, Inc. was the placement agent for both the Company's August 1995 and November 1995 private placements.



   (16) Represents shares of Common Stock issuable upon exercise of warrants currently held by registered representatives of Steichen which were originally issued to Steichen in November and December 1993, as compensation for its services as placement agent in a bridge loan financing.



   (17) Nathan A. Low is the Company's financial public relations consultant and President of Sunrise Securities Corp., the finder in connection with the Company's November 3, 1995 Private Placement.



   (18) Salvani Investments, Inc. is the Company's international financial and investment consultant.



   (19) Represents shares of Common Stock issuable upon the exercise of options granted for services rendered.



                              CERTAIN TRANSACTIONS

  IBM ASSET PURCHASE

       The Company purchased certain rapid prototyping assets (the "Assets") from IBM, on January 1, 1995, pursuant to an Assignment and Sale of Rapid Prototyping Technology and Related Assets Agreement.

       The Assets acquired by the Company from IBM comprised both tangible and intangible assets. All of the intangible assets related to rapid prototyping technology developed by IBM and consisted of three patents, eight patent applications, documentation (technical reference handbooks, technical disclosures, publications and other written material used in connection with such rapid prototyping technology), know-how, (including trade secrets, technical information and data, test reports and data, engineering, scientific and practical information and formula, equipment designs and drawings, and commercial sources of information and material), computer software (including programming codes), and certain licensing agreements. The tangible personal property acquired comprised machinery, equipment, furniture, supplies, spare parts, tools, prototypes and components of rapid prototyping devices and other related assets (the "Non-Technology Assets").

       In consideration for the Assets, the Company issued 500,000 shares of its Common Stock to IBM and agreed to pay IBM an aggregate of $500,000. Of the $500,000 to be paid, $285,284.64 was paid at closing in cash for the patents, and the balance of $214,715.36 is being paid in installments through September 1999 as lease payments for certain of the Non-Technology Assets which support the development of the rapid prototyping technology. The lease terms for the Non- Technology Assets are set forth in an Equipment Lease Agreement between the parties dated as of January 1, 1995. In addition, the Company and IBM entered into a Representations and Registration Rights Agreement wherein the Company granted IBM "piggyback" registration rights with respect to the 500,000 shares of Common Stock acquired by it, commencing at any time after January 1, 1997, and two "demand" registration rights, commencing at any time after the January 1, 1998.


   CONSULTING AGREEMENTS


       On December 15, 1994, the Company entered into a three-year consulting agreement with Arnold J. Wasserman, a director of the Company, pursuant to which Mr. Wasserman would provide services to develop the Company's OEM leasing program and the sales and marketing to CT scanner manufacturers and would perform such other services as are required by the Company. In consideration for these services, Mr. Wasserman received a non-qualified option to purchase 40,000 shares of Common Stock at an exercise price of $5.375. Options to purchase 3,333 shares became exercisable as of December 31, 1994, with an additional 3,333 vesting on the last day of each calendar quarter through September 30, 1997. The options expire on December 14, 1999, and are covered by the S-8 Registration Statement. No such options have been exercised.


       On April 1, 1995, the Company entered into a two-year consulting agreement with Clifford Schwieter, a director of the Company, pursuant to which Mr. Schwieter provides marketing and technical consulting services to the Company. In consideration for these services, Mr. Schwieter would receive on a per project basis, between $0 and $5,000 per month depending on the project. In addition, Mr. Schwieter received non-qualified stock options, pursuant to Plan 3, to purchase 15,000 shares of Common Stock at an exercise price of $6.81 per share.

  DIRECTORS' OPTIONS


       In August 1994, the Company entered into a stock option agreement with Clifford Schwieter. In consideration for his services as a director of the Company, Mr. Schwieter received a non-qualified option to purchase 43,118 shares of Common Stock at an exercise price of $3.83 per share. Options to purchase 3,593 shares became exercisable as of September 30, 1994, with an additional 3,593 shares vesting on the last day of each calendar quarter through June 30, 1997. The options expire on September 29, 1999 and all but 7,187 options have been exercised.


       On December 15, 1994, the Company entered into a stock option agreement with Arnold J. Wasserman. In consideration for his services as a director of the Company, Mr. Wasserman received a non-qualified option to purchase 30,000 shares of Common Stock at an exercise price of $5.375. Options to purchase 2,500 shares became exercisable as of December 31, 1994, with an additional 2,500 vesting on the last day of each calendar quarter through September 30, 1997. The options expire on December 14, 1999, and no options have been exercised.


       On December 15, 1994, the Company entered into a stock option agreement with Gregory L. Wilson. In consideration for his services as a director of the Company, Mr. Wilson received a non-qualified option to purchase 30,000 shares of Common Stock at an exercise price of $5.375. Options to purchase 2,500 shares became exercisable as of December 31, 1994, with an additional 2,500 vesting on the last day of each calendar quarter through September 30, 1997. The options expire on December 14, 1999 and no options have been exercised.


                            DESCRIPTION OF SECURITIES


       The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share, of which 5,670,698 shares were outstanding as of April 21, 1997.


  COMMON STOCK

       As of April 21, 1997, there were approximately 180 stockholders of record of the Company's Common Stock. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable.

       The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 51% of such outstanding shares, voting for the election of Directors of the Company, can elect all of the Directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors.

  TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

       The transfer agent and registrar for the Company's Common Stock is North American Transfer Co., 147 W. Merrick Road, Freeport, NY 11520. The Company maintains its own warrant register.


                         SHARES ELIGIBLE FOR FUTURE SALE


       Of the Company's 5,670,698 issued and outstanding shares of Common Stock, as of April 21, 1997, approximately 1,820,829 shares are "restricted securities" as such term is defined under Rule 144 under the Securities Act; 60,420 of those restricted securities may be sold under the registration statement of which this Prospectus is a part; 1,665,513 of those restricted securities may presently be sold under Rule 144, while the remaining 94,896 restricted securities are subject to legal and contractual restrictions on sales that expire between May 26, 1997 and July 2, 1997. After those restrictions expire, all such shares may be sold under Rule 144, subject to restrictions on sales by affiliates. The Company has issued warrants and non-employee options to purchase an aggregate of 272,832 shares of Common Stock, 190,477 of which are currently exercisable and may be sold pursuant to the registration statement of which this Prospectus is a part. Warrants to purchase 82,355 shares of Common Stock are currently exercisable, but the shares issuable upon exercise are not included in that registration statement. Warrants to purchase 64,355 of those shares of Common Stock have one demand and certain piggyback registration rights. If these registration rights are exercised and the Commission declares effective a corresponding registration statement, all 64,355 such shares will become eligible for sale without restriction. In addition, options to purchase 1,196,088 shares of Common Stock have been granted pursuant to the Company's three employee stock option plans, 800,000 of which are presently covered by the Company's S-8 Registration Statement, and the remainder of which the Company intends to register for sale in an additional registration statement on Form S-8. At present, options to purchase 317,998 shares of Common Stock are exercisable; options to purchase 377,816 such shares have been exercised, all of which have been sold or are eligible for sale; and 500,274 such shares become exercisable periodically through 2002. See "RISK FACTORS--Adverse Effect of Public Sales of Additional Shares."

       The Company is unable to predict the effect that sales made pursuant to the Registration Statement of which this Prospectus is a part, any other registration statement of the Company, Rule 144 or otherwise may have on the then existing market price of the Company's securities. Nevertheless, the possibility exists that the sale of any shares of Common Stock, including the Shares, or even the potential of such sales, may have a depressive effect on the price of the Company's securities in any public trading market. See "RISK FACTORS--Adverse Effect of Public Sales of Additional Shares" and "PRINCIPAL AND SELLING SECURITYHOLDERS."

                              PLAN OF DISTRIBUTION

       The Selling Securityholders are offering the Shares for their own account and not for the account of the Company. The Shares may be sold from time to time by the Selling Securityholders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Securityholders. Sales of the Shares may be made in one or more transactions on the PSE, on NASDAQ or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. The sale of the Shares is subject to the Prospectus delivery and other requirements of the Act.


       Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Securityholders. In particular, Rule 102 under Regulation M would restrict market makers that are also Selling Securityholders from making a market in the Common Stock for up to five days prior to the distribution of their Shares and while they are engaged in such distribution. Such a limitation, while in effect, could impair the liquidity and market price of the Common Stock.


       To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, either one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.


                            AMENDMENTS TO PROSPECTUS

       Section 10 of the Securities Act provides that if this Prospectus is used more than nine months after its date, the information contained herein shall be as of a date not more than 16 months prior to its use. Under the terms of the Company's agreements with the Selling Securityholders, the Company is required to file amendments and supplements to the registration statement of which this Prospectus is a part to maintain an effective registration statement until such time as all of the Shares may be sold pursuant to an exemption from the registration requirements of the Securities

  Act. Accordingly, the Company will be required to amend or supplement this Prospectus from time to time to update the financial and other information contained herein as required by Section 10 of the Securities Act. If this Prospectus is not so amended or supplemented, then the registration statement of which it is a part will cease to be effective, and the Selling Securityholders may only sell unsold shares pursuant to a subsequently effective registration statement under the Securities Act or an exemption from registration.


                                  LEGAL MATTERS

       Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158 is acting as counsel to the Company and will pass upon the legality of the shares of Common Stock offered hereby.


                                     EXPERTS

       The financial statements of the Company for the year ended December 31, 1995 and 1996 have been included herein in reliance upon the report of Rothstein, Kass & Company, P.C., independent public accountants, upon the authority of said firm as an expert in accounting and auditing.

STRATASYS, INC.


CONTENTS

================================================================================

INDEPENDENT AUDITORS' REPORT                               F - 2

FINANCIAL STATEMENTS
    Balance Sheets                                         F - 3
    Statements of Income                                   F - 4
    Statements of Stockholders' Equity                     F - 5
    Statements of Cash Flows                           F - 6 - 7
    Notes to Financial Statements                      F - 8 - 21

INDEPENDENT AUDITORS' REPORT



Board of Directors
Stratasys, Inc.


We have audited the accompanying balance sheets of Stratasys, Inc. as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratasys, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.







                                                 ROTHSTEIN, KASS & COMPANY, P.C.


Roseland, New Jersey

February 14, 1997

STRATASYS, INC.


BALANCE SHEETS


=======================================================================================================
DECEMBER 31,                                                                  1996              1995
-------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                            $ 3,964,968        $ 4,726,056
    Marketable securities                                                  6,572,907          6,309,048
    Accounts receivable, less allowance for returns and
     doubtful accounts of $470,000 in 1996 and $130,000
     in 1995                                                              10,607,155          2,769,010
    Inventories                                                            2,648,990            907,319
    Prepaid expenses                                                         344,101            119,423
    Deferred taxes                                                           945,000
                                                                         ------------------------------
         Total current assets                                             25,083,121         14,830,856
                                                                         ------------------------------
PROPERTY AND EQUIPMENT, less accumulated
 depreciation and amortization                                             2,184,165          1,112,328
                                                                         ------------------------------
OTHER ASSETS
    Intangible assets, less accumulated amortization                       4,119,857          3,910,960
    Sundry                                                                    75,576             41,124
                                                                         ------------------------------
                                                                           4,195,433          3,952,084
                                                                         ------------------------------

                                                                         $31,462,719        $19,895,268
                                                                         ==============================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Obligations under capital leases, current portion                    $   186,415        $   157,449
    Accounts payable and other current liabilities                         3,622,555          1,661,517
    Unearned maintenance revenues                                          1,082,044            371,570
                                                                         ------------------------------
         Total current liabilities                                         4,891,014          2,190,536
                                                                         ------------------------------
DEFERRED TAXES                                                                71,000

OBLIGATIONS UNDER CAPITAL LEASES, less current portion                        94,977            182,520
                                                                         ------------------------------
                                                                             165,977            182,520
                                                                         ------------------------------
COMMITMENTS

STOCKHOLDERS' EQUITY
    Preferred stock, Series A, $.01 par value, authorized
     264,000 shares, issued and outstanding 264,000 shares in 1995                                2,640
    Common stock, $.01 par value, authorized 15,000,000 shares, issued and outstanding 5,517,309 shares in 1996 and
     4,233,876 shares in 1995                                                 55,173             42,339
    Capital in excess of par value                                        27,394,902         22,024,604
    Accumulated deficit                                                   (1,044,347)        (4,547,371)
                                                                         ------------------------------
         Total stockholders' equity                                       26,405,728         17,522,212
                                                                         ------------------------------
                                                                         $31,462,719        $19,895,268
                                                                         ==============================



See accompanying notes to financial statements.                            F - 3

STRATASYS, INC.


STATEMENTS OF INCOME





==================================================================================
YEARS ENDED DECEMBER 31,                                1996               1995
----------------------------------------------------------------------------------
SALES                                               $22,919,818        $10,275,186

COST OF SALES                                         7,888,516          3,906,841
                                                    ------------------------------
GROSS PROFIT                                         15,031,302          6,368,345
                                                    ------------------------------
COSTS AND EXPENSES
    Research and development                          3,374,039          1,995,696
    Selling, general and administrative               9,485,519          4,231,571
                                                    ------------------------------
                                                     12,859,558          6,227,267
                                                    ------------------------------
OPERATING INCOME                                      2,171,744            141,078

OTHER INCOME (EXPENSE)
    Interest and other income                           585,516            303,350
    Interest expense                                    (39,236)           (50,404)
                                                    ------------------------------
                                                        546,280            252,946
                                                    ------------------------------
INCOME BEFORE INCOME TAXES                            2,718,024            394,024

INCOME TAXES (CREDIT)                                  (785,000)            23,000
                                                    ------------------------------
NET INCOME                                          $ 3,503,024        $   371,024
                                                    ==============================
INCOME PER COMMON AND COMMON EQUIVALENT SHARE
 Primary                                            $       .63        $       .09
                                                    ==============================
 Fully diluted                                      $       .62        $       .09
                                                    ==============================
WEIGHTED AVERAGE NUMBER OF COMMON AND
 COMMON EQUIVALENT SHARES OUTSTANDING
    Primary                                           5,583,868          4,022,731
                                                    ==============================
    Fully diluted                                     5,647,160          4,046,123
                                                    ==============================


See accompanying notes to financial statements.                            F - 4

STRATASYS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY




===========================================================================================================================
YEARS ENDED DECEMBER 31, 1996 AND 1995
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  CAPITAL IN
                                                      PREFERRED STOCK       COMMON STOCK          EXCESS OF     ACCUMULATED
                                                    SHARES     AMOUNT     SHARES     AMOUNT       PAR VALUE      DEFICIT

BALANCES, January 1, 1995                          264,000    $ 2,640    2,871,210   $28,712    $10,710,951    $ (4,918,395)

COMMON STOCK ISSUED IN EXCHANGE FOR
 INTANGIBLE ASSETS                                                         500,000     5,000      2,495,000

SALE OF COMMON STOCK, less related expenses                                862,666     8,627      8,818,653

NET INCOME                                                                                                          371,024
                                                  -------------------------------------------------------------------------

BALANCES, December 31, 1995                        264,000      2,640    4,233,876    42,339     22,024,604      (4,547,371)

COMMON STOCK ISSUED UPON CONVERSION
 OF PREFERRED STOCK                               (264,000)    (2,640)     379,437     3,794         (1,154)

SALE OF COMMON STOCK, less related expenses                                901,996     9,020      5,341,472

COMMON STOCK ISSUED AS COMPENSATION                                          2,000        20         29,980

NET INCOME                                                                                                        3,503,024
                                                  -------------------------------------------------------------------------
BALANCES, December 31, 1996                             --    $    --    5,517,309   $55,173    $27,394,902    $ (1,044,347)
                                                  =========================================================================



============================================================
YEARS ENDED DECEMBER 31, 1996 AND 1995
------------------------------------------------------------
                                                   TOTAL
BALANCES, January 1, 1995                        $ 5,823,908

COMMON STOCK ISSUED IN EXCHANGE FOR
 INTANGIBLE ASSETS                                 2,500,000

SALE OF COMMON STOCK, less related expenses        8,827,280

NET INCOME                                           371,024
                                                 -----------
BALANCES, December 31, 1995                       17,522,212

COMMON STOCK ISSUED UPON CONVERSION
 OF PREFERRED STOCK

SALE OF COMMON STOCK, less related expenses        5,350,492

COMMON STOCK ISSUED AS COMPENSATION                   30,000

NET INCOME                                         3,503,024
                                                 -----------
BALANCES, December 31, 1996                      $26,405,728
                                                 ===========



See accompanying notes to financial statements.                            F - 5

STRATASYS, INC.


STATEMENTS OF CASH FLOWS


=============================================================================================================
YEARS ENDED DECEMBER 31,                                                          1996                1995
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                 $ 3,503,024        $    371,024
   Adjustments to reconcile net income to
    net cash used in operating activities:
      Deferred taxes                                                             (874,000)
      Depreciation and amortization                                               474,902             226,734
      Amortization of intangibles                                                 614,027             213,362
      Allowance for sales returns                                                  55,588
      Bad debts                                                                   220,000             111,154
      Amortization of discounts on marketable securities                          (30,172)            (18,798)
      Common stock issued for services                                             30,000
      Other                                                                         5,660              40,768
      Increase (decrease) in cash attributable to changes in assets and liabilities:
        Accounts receivable                                                    (8,178,145)         (2,001,074)
        Inventories                                                            (1,699,176)           (460,447)
        Prepaid expenses                                                         (221,266)            (85,735)
        Accounts payable and other current liabilities                          1,979,543             940,957
        Unearned maintenance revenues                                             710,474             256,248
                                                                              -------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                          (3,409,541)           (405,807)
                                                                              -------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of marketable securities                                  1,307,198           6,349,743
   Acquisition of marketable securities                                        (1,540,885)        (12,639,993)
   Proceeds from sale of machinery and equipment                                   58,264
   Acquisition of property and equipment                                       (1,432,387)           (683,389)
   Payments for intangible assets                                                (822,924)         (1,215,212)
   Payments for sundry assets, net                                                (34,452)            (29,056)
                                                                              -------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                          (2,523,450)         (8,159,643)
                                                                              -------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Repayments of obligations under capital leases                                (178,589)           (170,983)
   Proceeds from sale of common stock                                           5,350,492           8,827,280
                                                                              -------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       5,171,903           8,656,297
                                                                              -------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (761,088)             90,847

CASH AND CASH EQUIVALENTS, beginning of year                                    4,726,056           4,635,209
                                                                              -------------------------------
CASH AND CASH EQUIVALENTS, end of year                                        $ 3,964,968        $  4,726,056
                                                                              ===============================


See accompanying notes to financial statements.                            F - 6

STRATASYS, INC.


STATEMENTS OF CASH FLOWS


======================================================================================
YEARS ENDED DECEMBER 31,                                        1996            1995
--------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION, cash paid during the year for interest       $ 39,236       $   50,404
                                                             =========================
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND
   FINANCING ACTIVITIES
      Machinery and equipment acquired under capital
       lease obligations                                     $120,012       $  361,912
                                                             =========================
      Issuance of common stock in exchange for
       intangible assets                                     $     --       $2,500,000
                                                             =========================


See accompanying notes to financial statements.                           F - 7

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Operations

Stratasys, Inc. (the "Company") develops, manufactures and markets a family of rapid prototyping systems (RPS) and devices that permit engineers and designers to create physical models and prototypes, made of various materials, utilizing three dimensional Computer Aided Design ("3D CAD") files at a CAD workstation. The Company sells these devices worldwide.

Fair Value of Financial Instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," approximates the carrying amounts presented in the balance sheet.

Cash Equivalents

Cash equivalents include all highly liquid instruments having a maturity of less than three months from the purchase date. Cash equivalents includes a U.S. Treasury note and money market account.


Marketable Securities

The Company records its marketable securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Marketable securities have been categorized as available for sale and, as a result, are stated at fair value. Realized gains or losses are determined on the specific identification method and are reflected in income.

Inventories

Inventories are stated at the lower of cost, on the first in, first out method, or market.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   (CONTINUED)

Impairment of Long-Lived Assets

The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

Property and Equipment

Property and equipment is stated at cost.

Depreciation and Amortization

Depreciation and amortization is computed using the straight line method over the estimated useful lives of the assets ranging from 3- 5 years.

Intangible Assets

Intangible assets are being amortized over their estimated useful lives by the straight line method as follows:

RPS Technology                                             11 years
Capitalized software development costs                      3 years
Patents                                                    17 years
Copyrights and licensed internal code                       5 years

The costs of software development, including significant product enhancements, incurred subsequent to establishing technological feasibility have been capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred prior to establishment of technological feasibility are charged to research and development expense.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Unearned Maintenance Revenues

Maintenance revenues are amortized over the term of the related maintenance contracts, principally one year.

Revenue Recognition

The Company recognizes revenues from the sale of RPS machines when shipped. The Company has established warranty programs which enable customers to return a RPS machine. The Company establishes valuation allowances for estimated returns at the time of shipment. In additions, accruals for customer discounts are recorded when revenues are recognized.


Software revenues are recorded based on Statement of Position 91-1 (SOP 91-1), "Software Revenue Recognition," which provides for recognizing revenues from software product sales when a non-cancelable license agreement has been signed, the product has been delivered, all significant obligations have been satisfied and collectibility of the receivable is certain. The Company sells its software as an integral part of the RPS machines.

Service revenues, excluding maintenance contracts, are recognized at the time the services are performed.

Research and Development Costs

In accordance with SFAS No. 2, "Accounting for Research and Development Costs," expenditures for research, development and engineering of products and manufacturing processes are expensed as incurred.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Income Taxes

The Company complies with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.


Income Per Common and Common Equivalent Share

Income per common and common equivalent share is based upon the net income divided by the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include convertible preferred stock, stock options and warrants, if dilutive. The fully diluted weighted average number of common and common equivalent shares outstanding assumes shares issued from the exercise of stock options and warrants to have been outstanding for the full year.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

2. ACQUISITION OF ASSETS

On January 1, 1995, the Company purchased from IBM intangible and other assets relating to a RPS. At the acquisition date, the RPS was both technologically and economically feasible. The Company paid $342,813 in cash, including related acquisition costs of $57,528 and issued 500,000 shares of restricted common stock with an ascribed value of $2,500,000 ($5 per share). Additionally, the Company entered into a capital lease for the acquisition of office furniture and equipment. The lease provides for quarterly payments in varying amounts through September 1999, totaling $214,715. The Company has recorded office furniture and equipment, and the related capital lease obligation, at $184,714, reflecting a discount of the payments at an interest rate of 10%.

The purchase price of the intangible assets has been allocated as follows:

 RPS Technology                                 $2,558 532
 Patents                                           213,211
 Patents Applications                               14,214
 Copyrights and licensed internal code              56,856
                                                ----------
                                                $2,842,813
                                                ==========

In accordance with Accounting Principles Board Opinion (APB) 16 and APB 17, the RPS technology will be amortized over a period of eleven (11) years, which the Company believes to be the economic life of the technology. Patents will be amortized over their remaining economic lives, and applications, if denied, will be expensed at that time. Copyrights and internal code will be amortized over a five-year period.


3. ACCOUNTS RECEIVABLES

At December 31, 1996 and 1995, accounts receivable included balances due from foreign entities of approximately $3,711,000 and $981,000, respectively.


4. MARKETABLE SECURITIES

Marketable securities contain U.S. debt securities and have been categorized as available for sale. Marketable securities are recorded in accordance with SFAS No. 115. During 1996 and 1995, the Company had no significant realized or unrealized gains or losses.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

5. INVENTORIES

Inventories consist of the following at December 31,:


                         1996             1995
Finished goods        $1,295,803       $329,040
Work in process          264,259        104,787
Raw materials          1,088,928        473,492
                      -------------------------
                      $2,648,990       $907,319
                      =========================



6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31,:


                                         1996             1995
Machinery and equipment              $  706,411       $  338,911
Computer equipment and
  software                            1,061,312          336,096
Office equipment                        235,572          110,194
Leasehold improvements                  383,430          137,331
Equipment under capital leases          635,155          586,549
                                     ---------------------------
                                      3,021,880        1,509,081
Accumulated depreciation
  and amortization (including
  $218,597 in 1996 and
  $150,953 in 1995 under
  capital leases)                       837,715          396,753
                                     ---------------------------
                                     $2,184,165       $1,112,328
                                     ===========================


7. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31,:

                                  1996             1995
RPS Technology                 $2,558,532       $2,558,532
Capitalized software
 development costs              1,886,768        1,138,499
Patents                           445,868          376,609
Copyrights and licensed
 internal code                     56,856           56,856
Other                              16,837           11,441
                               ---------------------------
                                4,964,861        4,141,937
Accumulated amortization          845,004          230,977
                               ---------------------------
                               $4,119,857       $3,910,960
                               ===========================

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

7. INTANGIBLE ASSETS (CONTINUED)


For the year ended December 31, 1996, amortization for computer software development costs charged to operations was $339,960. For the year ended December 31, 1995, there was no amortization for capitalized computer software development costs charged to operations since the products were not available for general release to customers.



Included in research and development costs for the years ended December 31, 1996 and 1995 are computer software development expenditures of $414,026 and $89,168, respectively.


8. ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

Accounts payable and other current liabilities consist of the following at December 31,:


                                        1996             1995
Trade                               $1,753,643       $  905,707
Compensation and related
 benefits                            1,056,552          466,968
Reserve for warranty expenses          362,912          149,803
State income taxes                      90,720           23,000
Other                                  358,728          116,039
                                    ---------------------------
                                    $3,622,555       $1,661,517
                                    ===========================


9. OBLIGATIONS UNDER CAPITAL LEASES


Aggregate minimum lease payments for obligations under capital leases in the years subsequent to December 31, 1996 are as follows:



YEAR ENDING DECEMBER 31,
       1997                                   $218,143
       1998                                     82,923
       1999                                     28,367
                                              --------
Total minimum lease payments                   329,433
Less amounts representing interest              48,041
                                              --------
Present value of minimum lease payments        281,392
Less current portion                           186,415
                                              --------
                                              $ 94,977
                                              ========

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

10. INCOME TAXES

The tax effects of principal temporary differences are shown in the following table at December 31,:


                                           1996               1995
Net operating loss
 carryforwards                        $   142,000        $1,475,000
Depreciation                             (139,000)          (92,000)
Amortization                               68,000            12,000
Allowance for doubtful accounts           142,000            53,000
Reserve for warranty expenses             147,000            60,000
Reserve for sales returns, net             24,000
Federal minimum tax credit
 carryforwards                             14,000             7,000
Research and development tax
 credit carryforwards                     476,000           295,000
                                      -----------------------------
                                          874,000         1,810,000
Valuation allowance for
 deferred tax asset                                      (1,810,000)
                                      -----------------------------
                                      $   874,000        $       --
                                      =============================


The net deferred tax asset included the following amounts of deferred tax assets and liabilities at December 31,:


                                   1996               1995
Deferred tax assets            $ 1,013,000        $1,902,000
Deferred tax liabilities          (139,000)          (92,000)
Valuation allowances for
 deferred tax asset                               (1,810,000)
                               -----------------------------
Net deferred tax asset         $   874,000        $       --
                               =============================



At December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $247,000 and $1,195,000, respectively, which can be utilized against future taxable income and expire in various years through the year 2009.



At December 31, 1996, the Company had research and development tax credit carryforwards of approximately $476,000, which can be utilized against future federal income tax and expire in various years through 2016.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

10. INCOME TAXES (CONTINUED)


The components of income taxes (credit) for the year ended December 31, 1996 and 1995 are as follows:


                           1996            1995
FEDERAL, deferred       $(699,000)       $    --
                        ------------------------
STATE AND OTHER
  Current                  82,000         23,000
  Deferred               (168,000)
                        ------------------------
                          (86,000)        23,000
                        ------------------------
                        $(785,000)       $23,000
                        ========================


A reconciliation of income tax expense to the federal statutory rate is as follows for the years ended December 31,:


                                                1996             1995
Federal statutory rate                          34.0 %           34.0%

State income tax                                 2.0              5.8

Change in valuation                            (66.7)

Net operating loss
 carryforwards (utilized)                                       (34.0)

Other                                            1.8
                                               ----------------------
Effective income tax rate                      (28.9)%            5.8%
                                               ======================

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

11. RELATED PARTY TRANSACTION


In April 1995, the Company entered into a two-year consulting agreement with a director of the Company, pursuant to which the director is to provide marketing and technical consulting services. In consideration for these services, the director receives on a per project basis, up to $5,000 per month. During 1996 and 1995, the Company incurred consulting fees relating to this agreement of approximately $17,000 and $55,000, respectively. In addition, the director received non-qualified stock options, pursuant to Plan 3 (see Note 15), to purchase 15,000 shares of the Company's common stock at an exercise price of $6.81 per share. The options expire on April 1, 2000.


12. COMMITMENTS

The Company leases its facilities under leases which expire between February 1998 and July 1999.

Aggregate future minimum annual rental payments are as follows:


YEAR ENDING DECEMBER 31,           1997            1998            1999
  Minimum rentals               $ 241,358        $182,473        $103,319
  Less: sublease payments        (120,000)        (84,000)        (84,000)
                                -----------------------------------------
  Net rental payments           $ 121,358        $ 98,473        $ 19,319
                                =========================================



Rent expense for the years ended December 31, 1996 and 1995 was approximately $364,000 and $222,000, respectively.


The Company entered into a three-year employment agreement, effective October 20, 1994. In 1995, the Board of Directors approved an increase of the minimum annual salary to $95,000.


13. PREFERRED STOCK

The preferred stock is convertible into the Company's common stock at $3.17 per share (equivalent to a conversion rate of 1.43726 shares of common stock for each share of preferred stock).


On January 1, 1996, the holder of the preferred stock converted all 264,000 shares of the Company's preferred stock into 379,437 shares of the Company's common stock.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================

14. COMMON STOCK

In 1995, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of common stock to 8,000,000.

During 1995, the Company sold 815,550 shares of its common stock, privately, for aggregate proceeds (net commissions and expenses) of approximately $8,748,000. In connection with some of the sales of its common stock the Company issued warrants to purchase 249,487 shares of the Company's common stock.

During 1995, stock options to purchase 42,324 shares of the Company's common stock were exercised with proceeds to the Company of approximately $51,000. In addition, warrants to purchase 4,792 shares of the Company's common stock were exercised with proceeds to the Company of approximately $28,000.

In 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of common stock to 15,000,000.

On January 1, 1996, the Company issued 379,437 shares of common stock upon the exercise of conversion rights by the shareholders of all 264,000 shares of preferred stock outstanding.

During 1996, the Company issued 2000 shares of common stock as compensation to the Chief Operating Officer of the Company and charged operations for $30,000.

During 1996, stock options to purchase 240,353 shares of the Company's common stock were exercised with proceeds to the Company of approximately $1,197,952. In addition, warrants to purchase 661,643 shares of the Company's common stock were exercised with net proceeds to the Company of approximately $4,152,540.


15. STOCK OPTIONS AND WARRANTS


The Company has established three employee stock option plans, the Stratasys, Inc. Employee Stock Option Plan #1 (Plan 1), Stratasys, Inc. 1994 Stock Plan (Plan 2) and Stratasys, Inc. 1994-2 Stock Plan (Plan 3). The three plans provide for the granting of options to qualified employees of the Company, independent contractors, consultants and other persons to purchase 1,300,000 shares of common stock, 100,608 under Plan 1, 199,392 under Plan 2 and 1,000,000 under Plan 3.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS

================================================================================


15. STOCK OPTIONS AND WARRANTS (CONTINUED)

All the options under Plan 1 have been granted and the plan expires April 19, 2001. Under Plan 2, 196,992 options have been granted. Since the adoption of Plan 3, options to purchase an aggregate of 715,452 shares of common stock have been granted. All options under the above plans are granted at a price not less than the fair market value of the Company's common stock at dates of grant and are exercisable over five years.



During 1995, the Company entered into a consulting agreement which granted the consultant non-qualified stock options to purchase 50,000 shares of common stock at an exercise price of $7.00 per share and 35,000 shares of common stock, at an exercise price of $12.00 per share. These options were immediately exercisable and expire two years from the date of issue. The option price per share for all grants were not less than the market price of the Company's common stock at the date of grant.


The following summarizes the information relating to outstanding stock options and the activity during 1996 and 1995:



                                                                     WEIGHTED
                                   NUMBER                             AVERAGE
                                     OF           PER SHARE          EXERCISE
                                   SHARES       OPTION PRICE          PRICE
Shares under option
 at January 1, 1995               413,789     $  .01 - $ 6.00        $ 4.36

Granted in 1995                   362,437       5.25 -  20.69         18.23

Exercised in 1995                 (42,324)       .01 -   3.48          1.21
                                 ------------------------------------------
Shares under option
 at December 31, 1995             733,902       1.59 -  20.69         11.39

Granted in 1996                   314,414      15.56 -  23.13         17.53

Exercised in 1996                (240,353)      1.59 -   6.00          5.27

Forfeited in 1996                 (75,064)      5.25 -  23.13         18.25
                                 ------------------------------------------
Shares under option
 at December 31, 1996             732,899     $ 1.59 - $21.44        $10.15
                                 ==========================================
Shares exercisable at
 December 31, 1996                279,709     $ 1.59 - $16.94        $ 6.49
                                 ==========================================

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS


================================================================================

15. STOCK OPTIONS AND WARRANTS (CONTINUED)



The Company, as part of sales of common stock and other agreements, has issued warrants to purchase the Company's common stock. The following summarizes the information relating to outstanding warrants and the activity during 1996 and 1995:



                                                                      WEIGHTED
                                NUMBER                                 AVERAGE
                                  OF                PER SHARE         EXERCISE
                                SHARES            WARRANT PRICE         PRICE
Shares under warrants
 at January 1, 1995             649,353          $ 3.00 - $ 8.00       $ 5.54

Granted in 1995                 254,487           14.00 -  21.00        17.25

Exercised in 1995                (4,792)           5.80 -   5.80         5.80
                               ----------------------------------------------
Shares under warrants
 at December 31, 1995           899,048            3.00 -  21.00         8.86

Granted in 1996                  13,000           18.50 -  18.50        18.50

Exercised in 1996              (661,643)           3.00 -  18.00         6.36
                               ----------------------------------------------
Shares under warrants
 at December 31, 1996           250,405          $ 5.80 - $21.00       $15.95
                               ==============================================
Shares exercisable at
 December 31, 1996              250,405          $ 5.80 - $21.00       $15.83
                               ==============================================



The warrants outstanding at December 31, 1996 expire between July 1998 and March 2001.



The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's three stock option plans and stock purchase warrants.

STRATASYS, INC.

NOTES TO FINANCIAL STATEMENTS

================================================================================

15. STOCK OPTIONS AND WARRANTS (CONTINUED)



Had compensation cost for the Company's three stock option plans and stock purchase warrants been determined based on the fair value at the grant date of awards in 1995 and 1996 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                               1996            1995
Net Income - as reported                    $3,503,024       $ 371,024
Net income (loss) - pro forma                2,865,041        (370,098)
Earnings per share - as reported                   .62             .09
Earnings (loss) per share - pro forma              .51            (.09)


16. FOREIGN SALES

Export sales were as follows for the years ended December 31,:


                1996             1995
Europe       $5,916,000       $3,098,000
Asia          2,180,000        1,302,000
Others          769,000          680,000
             ---------------------------
             $8,865,000       $5,080,000
             ===========================


17. CONCENTRATION OF CREDIT RISK


The Company's cash, including a U.S. Treasury note and money market account of approximately $3,419,000, is maintained in a financial institution, and at times exceeds the Federal Deposit Insurance Corporation coverage of $100,000. Management regularly monitors the financial condition of the financial institution in order to keep the potential risk to a minimum.

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. SUBJECT TO ANY DUTIES AND OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS TO UPDATE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
  Available Information.....................................................    2
  Prospectus Summary........................................................    4
    The Company.............................................................    4
    The Offering............................................................    6
  Risk Factors..............................................................    8
  Use of Proceeds...........................................................   13
  Dividend Policy...........................................................   13
  Capitalization............................................................   14
  Market for Common Equity and
    Related Stockholder Matters.............................................   14
  Management's Discussions and Analysis.....................................   15
  Business..................................................................   25
  Directors, Executive Officers,
    Promoters and Control Persons...........................................   34
  Executive Compensation....................................................   36
  Principal and Selling Securityholders.....................................   40
  Certain Transactions......................................................   45
  Description of Securities................................................    46
  Shares Eligible for Future Sale...........................................   47
  Plan of Distribution.....................................................    48
  Amendments to Prospectus..................................................   48
  Legal Matters.............................................................   49
  Experts...................................................................   49
  Financial Statements......................................................  F-1






                                 250,897 Shares






                                 STRATASYS, INC.



                                  Common Stock




                                   PROSPECTUS












                                 April 30, 1997

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

  ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Except to the extent hereinafter set forth, there is no statute, charter provision, By-law, contract or other arrangement under which any controlling person, Director or officer of the Company, a Delaware corporation (the "Company or the "Registrant"), is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     Under Section 145 of the Delaware General Corporation Law ("GCL"), directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the GCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the Certificate of Incorporation of the Company or any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     ARTICLE VI of the By-laws of the Company states as follows:

     6.1  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Corporation shall indemnify, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

     Article 11 of the Company's Certificate of Incorporation provides for the indemnification of officers and directors to the fullest extent allowed by the GCL.

     The GCL provides, in part, that no director shall be personally liable to a corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

     (i) for breach of the director's duty of loyalty to the corporation or its stockholders;

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) pursuant to Section 174 of the GCL; or

     (iv) for any transaction from which the director derived an improper personal benefit.


  ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated below:

SEC registration fee ..........       $        0
Blue sky fees and expenses ....                0
Legal fees and expenses .......        20,000.00
Printing and engraving expenses         7,500.00
Accounting fees ...............         1,000.00
Miscellaneous .................         1,000.00
                                      ----------
       Total ..................       $29,500.00
                                      ==========



  ITEM 26.  RECENT  SALES OF UNREGISTERED SECURITIES


  Common Stock

  (a) In 1994, the Company sold an aggregate of 70,000 shares of its Common Stock to two unaffiliated persons for the aggregate consideration of $350,000 ($5.00 per share), pursuant to subscription agreements. There were no underwriters and no underwriting commissions. The shares of Common Stock were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (b) In July 1994, the Company sold an aggregate of 24,000 shares of its Common Stock to Scott Crump and Lisa Crump for an aggregate consideration of $120,000 ($5.00 per share) pursuant to the 1993 Subscription Agreement. Scott Crump, a Director of the Company, acquired 12,000 of such shares. There were no underwriters and no underwriting commissions. The shares of

  Common Stock were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (c) In October 1994, the Company issued an aggregate of 45,275 shares of its Common Stock to the holder of its Preferred Stock and a warrant to purchase 100,000 shares of Common Stock in consideration (i) the cancellation of certain redemption rights of such holder, (ii) cancellation of all accrued dividends on the Preferred Stock, and (iii) the cashless exercise of such warrants. There were no underwriters and no underwriting commissions. The shares of Common Stock were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (d) In October 1994, the Company sold an aggregate of 250,000 warrants ($3.00 per share exercise price) and 150,000 warrants ($7.00 per share exercise price) to Vertical Financial, Inc. in consideration for services rendered. There were no underwriters and no underwriting commissions. The warrants were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (e) In October 1994, the Company sold an aggregate of 120,000 warrants ($7.50 per share exercise price) to M.H. Meyerson & Co., Inc. for a purchase price of $120.00 in consideration for services rendered as underwriter for the Company's initial public offering. There were no underwriters and no underwriting commissions. The warrants were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (f) In January 1995, the Company sold an aggregate of 500,000 shares to International Business Machines Corporation ("IBM") as partial consideration for the purchase of certain rapid prototyping technology and related assets of IBM. There were no underwriters and no underwriting commissions. The shares of Common Stock were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (g) In May 1995, the Company sold an aggregate of 86,667 shares of its Common Stock to three employees of the Company for the aggregate consideration of $520,002 ($6.00 per share), pursuant to a subscription agreements. There were no underwriters and no underwriting commissions. The shares of Common Stock were issued in reliance upon an exemption from registration provided by
  Section 4(2) of the Act.

  (h) In May 1995 and July 1995, the Company granted 50,000 and 35,000 options, respectively, to purchase a like number of shares of Common Stock to Salvani Investments, Inc., at an exercise price of $7.00 and $12.00 per share, respectively, in consideration for its financial consulting services to the Company. There were no underwriters and no underwriting commissions. The options were issued in reliance upon an exemption from registration provided by Section 4(2) of the Act.

  (i) In August 1995, the Company sold an aggregate of 335,333 shares of its Common Stock and warrants to purchase 67,067 shares of Common Stock, at an exercise price of $18.00 per share, in a private placement to 14 unaffiliated persons for the aggregate consideration of $4,023,996 ($12.00 per share and 1/5 warrant), pursuant to subscription agreements dated August 1995. The placement agent received a commission of $402,996. The placement agent for this offering was Brookehill Equities, Inc., for which it received commissions of approximately $402,000. The securities were issued in reliance upon an exemption from registration provided by Section 4(2) and 4(6) of the Securities and Rules 505 and 506 promulgated thereunder.

  (j) In November 1995, the Company sold an aggregate of 78,710 Units, which consisted of 393,550 shares of its Common Stock, warrants to purchase 78,710 shares of Common Stock ($21.00 per share exercise price) and warrants to purchase 39,355 shares of Common Stock ($14.00 per share exercise price) in a private placement to 13 unaffiliated persons for the aggregate consideration of $5,509,700 ($70.00 per Unit), pursuant to subscription agreements dated November 1995. The placement agent for this offering was Brookehill Equities, Inc. which received a commission of $550,970. A number of the shares and warrants were issued in reliance upon an exemption from registration provided by Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act, and a number of the shares and warrants were issued in reliance upon an exemption from registration provided by Regulation S promulgated under the Securities Act.

  (k) In November 1955, the Company sold warrants to purchase 39,355 shares of Common Stock ($14.00 per share exercise price) to Brookehill Equities, Inc. for an aggregate purchase price of $39.36, in consideration for its services as placement agent for the Company's November 1995 private placement. There were no underwriters and no underwriting commissions. The warrants were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (l) In November 1995, the Company sold warrants to purchase 25,000 shares of Common Stock ($14.00 per share exercise price) to Sunrise Securities Corp. for an aggregate purchase price of $25.00, in consideration for its services as a finder in the Company's November 1995 private placement. There were no underwriters and no underwriting commissions. The warrants were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

  (m) On May 10, 1996, holders of warrants to purchase 150,000 shares of Common Stock at an exercise price of $8.00 per share and holders of warrants to purchase 250,000 shares of Common Stock at an exercise price of $3.00 per share exercised such warrants. Upon exercise, each of the holders paid the par value of the shares purchased and gave a promissory note for the balance of the exercise price, which was payable on May 10, 1997. Each of the promissory notes has been paid in full. There were no underwriters and no underwriting commissions. The shares of Common Stock sold pursuant to the exercise of such warrants were sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

  (n) In July, 1996, the Company sold 2,000 shares of Common Stock to an officer of the Company in consideration for services rendered. There were no underwriters and no underwriting commission.
  The shares were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


  (o) From November 1992 through June 8, 1995, the Company granted options to purchase an aggregate of 590,343 shares of Common Stock, pursuant to the Company's three stock option plans, to 90 employees, directors or consultants at exercise prices ranging from $.01 per share to $13.06 per share which shares were subsequently registered for sale on the Company's Registration Statement on Form S-8, effective when filed with the Securities and Exchange Commission on June 9, 1995. There were no underwriters or underwriting commissions. The options were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


  (p) From January 2, 1996 through September 3, 1996, the Company granted options to purchase an aggregate of 87,552 shares of Common Stock pursuant to Company's 1994-2 Stock Plan, as amended, to 47 employees, directors or consultants at exercise prices ranging from $16.50 to $23.50 per share. There were no underwriters or underwriting commissions. The options were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


  (q) From September 4, 1996 through April 21, 1997, the Company granted options to purchase an aggregate of 326,500 shares of Common Stock pursuant to the Company's stock option plans to 125 employees, directors or consultants at exercise prices ranging from $15.56 to $21.81 per share. There were no underwriters or underwriting commissions. The options were issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.


  ITEM 27.  EXHIBITS

  Exhibit No.     Description
  -----------     -----------
   3.1            Restated Certificate of Incorporation of the Company. (3)

   3.2            By-Laws of the Company. (1)

   3.3            Amendment to Certificate of Incorporation of the Company. (7)

   4.1            Agent's Warrant issued to R.J. Steichen & Company dated November 12, 1993. (1)

   4.2            Agent's Warrant issued to R.J. Steichen & Company dated December 13, 1993. (1)

   4.3            Form of Common Stock purchase warrants issued by the Company dated as of November 12,
                  1993 and December 13, 1993. (1)

   4.4   Form of Underwriter's Warrant. (1)

   4.5   Form of Common Stock purchase warrant issued by the Company in its August 1995 private placement (2).

   4.6   Form of 3-year Common Stock purchase warrants issued by the Company in its November
         1995 offering under Regulation D and Regulation S. (6)

   4.7   Form of 3-month Common Stock purchase warrants issued by the Company in its November
         1995 offering under Regulation D and Regulation S. (6)

   4.8   Form of Placement Agent's warrant issued by the Company in its November 1995 offering under Regulation D and Regulation S. (6)

   4.9   Form of warrant issued to Sunrise Securities Corp. by the Company in connection with its
         November 1995 offering under Regulation D and Regulation S. (6)

   5.1   Opinion of Snow Becker Krauss P.C. (6)

  10.1   Non-Competition Agreement between the Company and S. Scott Crump, dated October 15,
         1990. (1)

  10.2   Non-Competition Agreement between the Company and S. Lisa Crump, dated October 15,
         1990. (1)

  10.3   Employee Confidentiality Agreement between the Company and S. Scott Crump, dated
         October 15, 1990. (1)

  10.4   Employee Confidentiality Agreement between the Company and Lisa Crump, dated October
         15, 1990. (1)

  10.5   Stratasys, Inc. Employee Stock Option Plan #1. (1)

  10.6   Joint Development Agreement between the Company and 3M Corporation, dated July 2,
         1993. (1)

  10.7   Amended and Restated Stratasys, Inc. 1994 Stock Plan. (3)

  10.8   Stratasys, Inc. 1994-2 Stock Plan. (3)

  10.9   Amendment to the Stratasys, Inc. 1994-2 Stock Plan, dated May 23, 1996. (11)

  10.10  Consulting Agreement with Vertical Financial Inc. dated June 29, 1994. (1)

  10.11  Employment Agreement Between the Company and S. Scott Crump, dated September 1,
         1994. (2)

  10.12  Consulting Agreement with Arnold Wasserman dated December 15, 1994. (3)

  10.13  Asset Purchase Agreement between the Company and IBM dated January 1, 1995. (4)

  10.14  Registration Rights Agreement between the Company and IBM dated January 1, 1995. (4)

  10.15  Equipment Lease Agreement between the Company and IBM dated January 1, 1995. (4)

  10.16  Assignment, dated October 23, 1989, from S. Scott Crump to the Company with respect to a patent application for an apparatus and method for creating three-dimensional objects. (9)

  10.17  Assignment, dated June 5, 1992, from S. Scott Crump to the Company with respect to a patent application for a modeling apparatus for three-dimensional objects. (9)

  10.18  Assignment, dated June 1, 1994, from S. Scott Crump, James W. Comb, William R.
         Priedemann, Jr., and Robert Zinniel to the Company with respect to a patent application for a process and apparatus of support removal for three-dimensional modeling. (9)

  10.19  Warrant Modification and Exercise Agreement, dated as of May 10, 1996, by and among the
         Company, Vertical Financial Inc., Robb Matzner, Nathan Low, Floy L. Shaeffer, Donald
         Heimstaedt, and Sunrise Securities Corp. (9)

  10.20  Amendment to Warrant Modification and Exercise Agreement, dated as of
         July 10, 1996, by and among the Company Vertical Financial Inc., Robb
         Matzner, Nathan Low, Floy L. Shaeffer, Donald Heimstaedt, Sunrise
         Securities Corp., and Israel Securities Center Corp.
         (10)

  10.21  Lease between the Company and Richard A. Burke, dated October 14, 1996. (12)

  16.1   Letter from the Company's former accountants certifying change of accountants dated January
         20, 1995. (5)

  21.1   Subsidiaries of the Company. (6)

  23.1   Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

  23.2   Consent of Rothstein, Kass & Company, P.C.

  24.1   Power of Attorney (see Signature Page to this Registration Statement).

  (1) Incorporated by reference from the Company's Registration Statement on Form SB-2 (File No. 33-83638-C) filed September 2, 1994.

  (2) Incorporated by reference from the Company's Form 8-K, dated August 24, 1995.

  (3) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.

  (4) Incorporated by reference from the Company's Form 8-K, Amendment No.2, dated January 1, 1995.

  (5) Incorporated by reference from the Company's Form 8-K, dated December 20, 1994.

  (6) Incorporated by reference from the Company's Registration Statement on Form SB-2 (File No. 33-99108) filed November 8, 1995.

  (7) Incorporated by reference from the Company's Form 10-QSB for the nine months ended September 30, 1995.

  (8) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2 (File No. 33-99108) filed December 20, 1995.

  (9) Incorporated by reference from the Company's Registration Statement on Form S-3 (File No. 333-4185) filed May 21, 1996.

  (10) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-3 (File No. 333-4185) filed July 12, 1996.

  (11) Incorporated by reference from Post-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (File No. 33-99108) filed on September 16, 1996.

  (12) Incorporated by reference from the Company's Annual Report on Form 10K-SB for the year ended December 31, 1996.


  ITEM 28.  UNDERTAKINGS.

    The Company hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

    (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Eden Prairie, Minnesota, on April 30, 1997.


                                              STRATASYS, INC.


                                              By:   /s/ S. Scott Crump
                                                    ----------------------------
                                                    S. Scott Crump, President

                                POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person, in the capacities indicated, on April 30, 1997:



  /s/ S. Scott Crump                   Chairman of the Board of Directors, President,
  -----------------------------
  S. Scott Crump                       Chief Executive Officer, Chief Financial Officer (Principal
                                       Executive Officer and Principal Accounting and Financial Officer)


  /s/ Thomas W. Stenoien               Director of Finance
  -----------------------------
  Thomas W. Stenoien


               *                       Director
  -----------------------------
  Ralph E. Crump


               *                       Director
  -----------------------------
  Clifford H. Schwieter


               *                       Director
  -----------------------------
  Arnold J. Wasserman


               *                       Director
  -----------------------------
  Gregory L. Wilson


  By:   /s/ S. Scott Crump
        --------------------------------------
        * S. Scott Crump, Attorney-in-Fact
        for each of the above named persons